    As filed with the Securities and Exchange Commission on March 10, 1999.
                                                    Registration No.: 333-22705


===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                       POST-EFFECTIVE AMENDMENT NO. 2 ON

                                    FORM S-2
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             THOUSAND TRAILS, INC.
             (Exact name of Registrant as specified in its charter)

                 DELAWARE                                     709                               75-2138671
       (State or other jurisdiction              (Primary Standard Industrial                (I.R.S. Employer
    of incorporation or organization)             Classification Code Number)              Identification No.)

                          2711 LBJ Freeway, Suite 200
                              Dallas, Texas 75234
                                 (972) 243-2228

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            WALTER B. JACCARD, ESQ.
                 Vice President, General Counsel and Secretary
                             Thousand Trails, Inc.
                          2711 LBJ Freeway, Suite 200
                              Dallas, Texas 75234
                                 (972) 243-2228

    (Name, address including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                         IRWIN F. SENTILLES, III, ESQ.
                          Gibson, Dunn & Crutcher LLP
                          1717 Main Street, Suite 5400
                              Dallas, Texas 75201
                                 (214) 698-3100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box: [X]

If the Registrant elects to deliver its annual report to security holders, or a complete and legal facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box: [_] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:
[_]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

PROSPECTUS

                             THOUSAND TRAILS, INC.

                         416,179 SHARES OF COMMON STOCK


The common stock began          THE OFFERINGS        o    We are offering 10,045 shares of common stock to holders of common stock
trading on the American Stock                             purchase warrants issued in 1994.
Exchange on December 4, 1998,
under the symbol "TRV."  The                         o    The security holders listed on page 16 may offer from
common stock previously                                   time to time up to 406,134 shares of common stock, which
traded on the NASD OTC                                    they may acquire by exercising common stock purchase
Bulletin Board System under                               warrants issued in 1991 and 1992.
the symbol "TRLS."

                                                     o    The holders of the 1994 warrants must pay us the
On March 1, 1999, the last      THE PRICE                 exercise price of $1.625 per share to acquire the shares of
reported sale price of the                                common stock we are offering by this prospectus.
common stock on the American
Stock Exchange was $5.                               o    The selling security holders will negotiate with their respective buyers to determine the price of the shares they may offer by this prospectus.
                                                          This price may not reflect a "market" price. In addition, the parties will also negotiate the allocation of any expenses of such sale.

                                                     o    The selling security holders must pay us the exercise price of $4.24 per share to acquire the shares of common stock they may offer by this prospectus.

                                                     o    We will receive all of the proceeds from payment of the exercise price of
                                PROCEEDS TO THE           all the warrants, if the warrant holders elect to exercise their warrants.
                                COMPANY                   If all of the warrants are exercised, we will receive $1,738,331.

                                                     o    We will NOT receive any of the proceeds from the sale of the common stock by the selling security holders.




  YOU SHOULD CONSIDER, AMONG OTHER THINGS, THE INFORMATION DISCUSSED IN "RISK
                        FACTORS," BEGINNING AT PAGE 5.


                         ------------------------------



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 THE DATE OF THIS PROSPECTUS IS MARCH 10, 1999.

                               TABLE OF CONTENTS


                                                                                                                  Page
----------------------------------------------------------------------------------------------------------------------
Prospectus Summary..............................................................................................    3
Risk Factors....................................................................................................    5
    Our business strategy may not prevent a decline in our membership base, which may reduce our future
    operating results...........................................................................................    5
    Possible continued campground closures and campground or assets sales if membership continues to decline....    5
    Members rights may inhibit our ability to implement our business strategy...................................    5
    Our operating results benefit from tax savings due to our net operating loss carryforwards, which may cease
    to be available.............................................................................................    5
    The high concentration of ownership by a single stockholder may significantly affect the ability of other
    stockholders to influence company policy....................................................................    6
    Potential anti-takeover effects of preferred stock and transfer restriction provisions exist in our
    certificate of incorporation................................................................................    6
    The market for our common stock is not active...............................................................    6
    Forward Looking Statements..................................................................................    6
Incorporation of Certain Information
    by Reference................................................................................................    8
Additional Information..........................................................................................    8
Available Information...........................................................................................    8
Use of Proceeds.................................................................................................    9
Determination of Offering Price.................................................................................    9
Market for Common Stock and
Related Stockholder Matters.....................................................................................   10
Capitalization..................................................................................................   11
The Company.....................................................................................................   11
Business........................................................................................................   12
    Current Business Strategy...................................................................................   12
    Campground Operations.......................................................................................   12
    Resort Interests............................................................................................   14
    Asset Sales.................................................................................................   14
    Contracts Receivable........................................................................................   15
Selling Security Holders........................................................................................   16
Plan of Distribution............................................................................................   17
Description of Common Stock.....................................................................................   17
    General.....................................................................................................   17
    Transfer Restrictions.......................................................................................   18
Federal Income Tax Considerations...............................................................................   22
    Dividends...................................................................................................   22
    Sale or Exchange............................................................................................   22
    Backup Withholding..........................................................................................   23
Experts.........................................................................................................   23
Legal Matters...................................................................................................   23

                               PROSPECTUS SUMMARY

                  THIS IS ONLY A SUMMARY OF THE OFFERINGS. TO FULLY UNDERSTAND THE INVESTMENT YOU ARE CONTEMPLATING, YOU MUST CONSIDER THIS ENTIRE PROSPECTUS AND THE DETAILED INFORMATION INCORPORATED INTO THIS PROSPECTUS BY REFERENCE, INCLUDING THE FINANCIAL STATEMENTS AND THEIR ACCOMPANYING NOTES.

                  UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "THOUSAND TRAILS" REFERS TO THOUSAND TRAILS, INC., A DELAWARE CORPORATION, AND ITS PREDECESSORS AND SUBSIDIARIES.


                                  THE COMPANY


         We and our subsidiaries own and operate a system of 53 membership-based campgrounds located in 17 states and British Columbia, Canada, serving 111,000 members as of June 30, 1998. Through our subsidiaries, we also provide a reciprocal use program for members of approximately 325 recreational facilities and manage 130 public campgrounds for the US Forest Service.



         We entered the membership campground business on June 30, 1991, by acquiring the capital stock of two companies. We acquired 100% of the capital stock of National American Corporation, which, along with its subsidiaries, is commonly called "NACO," and 69% of the capital stock of our predecessor in name, Thousand Trails, Inc., a Washington corporation. We subsequently increased our ownership in our predecessor to 80% through a tender offer and acquired the remaining 20% of the stock of our predecessor in a merger. In July 1996, our predecessor merged into us, when we were still known as USTrails, Inc. Before the acquisitions of NACO and our predecessor, we purchased the contracts receivable that were generated principally by NACO and our predecessor from the sale of campground memberships and resort interests on an installment basis. In November 1996, we reincorporated in the State of Delaware and changed our name to Thousand Trails, Inc.


         The mailing address of our principal executive offices is 2711 LBJ Freeway, Suite 200, Dallas, Texas 75234. Our telephone number is (972) 243-2228. Our Internet address is www.1000trails.com.



                          THE SELLING SECURITY HOLDERS


         The selling security holders, who are listed on page 16 of this prospectus, received their warrants in two transactions: one in 1991 as part of our reorganization and the other in 1992 as part of the retirement of debt of a predecessor. In each transaction, recipients of these warrants became entitled to the benefits of registration rights agreements, which included "piggyback" registration rights. This means that certain selling security holders may require us to register the shares of common stock they are entitled to purchase under their warrants when we register other shares of common stock. Because we are registering the shares of common stock offered under the 1994 warrants, we are also registering the common stock issuable to the selling security holders upon exercise of their warrants.

                        THE OFFERING BY THOUSAND TRAILS

We are offering to holders of the 1994 warrants 10,045 shares of common stock issuable upon the exercise of their 1994 warrants. The number of shares of common stock issuable upon exercise of the 1994 warrants is subject to the antidilution provisions of the 1994 warrants. The current exercise price of the 1994 warrants is $1.625 per share. The current expiration date of the 1994 warrants is 5:00 p.m. Eastern time, on March 31, 1999.


                    THE OFFERING BY SELLING SECURITY HOLDERS

From time to time, the selling security holders may offer up to 406,134 shares of common stock that are issuable upon the exercise of their 1991 or 1992 warrants. The number of shares of common stock issuable upon exercise of the 1991 or 1992 warrants is subject to the antidilution provisions of the 1991 or 1992 warrants. The current exercise price of their 1991 or 1992 warrants is $4.24 per share and the current expiration date of their warrants is June 30, 1999. The selling security holders are not offering the 1991 or 1992 warrants by this prospectus.


                                USE OF PROCEEDS

Any proceeds we receive, net of our expenses in the offerings, will be added to our working capital.

                                  RISK FACTORS



         You should review the risk factors discussed below when considering whether to purchase shares of our common stock.


OUR BUSINESS STRATEGY MAY NOT PREVENT A DECLINE IN OUR MEMBERSHIP BASE, WHICH MAY REDUCE OUR FUTURE OPERATING RESULTS.

         Our membership base has declined over the past five fiscal years. This has reduced our revenues. In response to the decline, we have downsized our business by closing and disposing of campgrounds and decreasing campground operating costs and general administrative expenses. We have also expanded our sales and marketing efforts, but these have not produced the level of sales needed to stop the continuing decline in our membership base. Further decreases in revenues that are not offset by sufficient expense reductions could have a material adverse impact on our business and results of operations.

POSSIBLE CONTINUED CAMPGROUND CLOSURES COULD INCREASE OUR MEMBERSHIP DECLINE.

         We intend to keep the size of our campground system in an appropriate relation to the size of our membership base. If the membership continues to decline, we may close and dispose of additional campgrounds and we will seek to decrease other expenses. Further reductions in our campground system could result in an additional decline in our membership.

MEMBERS RIGHTS MAY INHIBIT OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY.

         State laws may inhibit our ability to sell under-used campgrounds.

         We believe that the success of our business strategy will necessarily be tied to continued operation of a downsized campground system. California, Oregon, Nevada, Arizona, Virginia, and Washington have nondisturbance statutes that limit the ability of an owner to sell or close a campground. These states contain 32; approximately 60%; of our 53 campgrounds. In these states, these statutes permit the sale or closure of campgrounds only if the campgrounds' members receive access to a comparable campground. As a consequence, although we may be able to sell or close some of our campgrounds as we have done in the past, a sale or closure of significant numbers of campgrounds in addition to those currently contemplated will likely be limited by state law in addition to the membership contracts themselves.

         Membership contracts and state authorities may inhibit our ability to use the campgrounds differently.

         Membership agreements or understandings, or related governmental interpretations, may limit our ability to expand or modify the type of business activities conducted at the campgrounds. As a consequence, we may be prevented from using the existing campgrounds differently, even if such use would increase our income from the campgrounds.

         Our membership agreements permit senior citizens and disabled members to fix their dues levels indefinitely.

         Our membership agreements generally permit senior citizens and disabled members to fix the level of their dues indefinitely. This means that, with respect to these members, we are unable to increase annual dues to meet future increases in the cost of operating the campgrounds. At the present time, approximately 35% of our members have requested their dues be fixed and approximately 50% of our members are eligible to request that their dues be fixed.

OUR OPERATING RESULTS BENEFIT FROM TAX SAVINGS DUE TO OUR NET OPERATING LOSS CARRYFORWARDS, WHOSE CONTINUED AVAILABILITY IS NOT ASSURED.

         Our net operating loss carryforwards, which are known as "NOLs," may not be available if an "ownership change" in our capital stock occurs or if we fail to earn otherwise taxable income before they expire. If we cannot use these NOLs, then our reported after-tax earnings would be materially reduced.

         Our NOLs equaled $25.5 million as of June 30, 1998, and they can generally be used to offset our taxable income and thus reduce our income tax liability in subsequent years within a 15-year carryover period.
Section 382 of the Internal Revenue Code provides that when a corporation undergoes an "ownership change," the corporation's use of its NOLs is limited each year. If an "ownership change" had occurred on February 12, 1999, we would only be able to use up to $1.76 million per year of NOLs to offset taxable income.

         The issuance of shares of common stock in our 1996 capital restructuring resulted in a substantial change in ownership for purposes of
Section 382. As a result of this restructuring and transactions since that time, as of December 31, 1998, we were at a change of as much as 31.6%. A 50% change is required to cause an ownership change.

         We placed transfer restrictions on our common stock in an attempt to avoid an ownership change. However, these restrictions are subject to the following uncertainties:

o The transfer restrictions do not apply to the exercise of outstanding warrants or some options to purchase common stock, including the warrants issued in 1991, 1992, and 1994, although the transfer restrictions will thereafter apply to the common stock received upon exercise thereof.

o Although we believe that the transfer restrictions are enforceable as to all of the common stock, a court might disagree.

o The Internal Revenue Service may take the position that, for tax purposes, the remedial provisions of the transfer restrictions are insufficient to prevent an ownership change.

o A court may not enforce every remedial provision set forth in the transfer restrictions if a stockholder were to challenge the binding nature of these provisions.

THE HIGH CONCENTRATION OF OWNERSHIP BY A SINGLE STOCKHOLDER MAY SIGNIFICANTLY AFFECT THE ABILITY OF OTHER STOCKHOLDERS TO INFLUENCE COMPANY POLICY.

         As of October 27, 1998, Mr. Andrew Boas, one of our directors, beneficially owned an aggregate of 48.1% of the outstanding common stock. As a result, Mr. Boas may be in a position to influence significantly the outcome of actions by our stockholders.

POTENTIAL ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK AND TRANSFER RESTRICTION PROVISIONS EXIST IN OUR CERTIFICATE OF INCORPORATION.

         Blank check preferred stock could adversely affect the rights of common stockholders.

         We are authorized to issue up to 1,500,000 shares of preferred stock in one or more series. Our Board of Directors may authorize the issuance of such shares without any further action by our stockholders.

         If the Board decides to issue the preferred stock, the common stockholders could lose important rights. In particular, the Board of Directors may grant specific rights to the future holders of preferred stock that could be used to restrict our ability to merge with or sell our assets to a third party, or otherwise delay, discourage, or present a change in control. In addition, the terms may include voting rights, preferences as to dividends and liquidation, conversion rights, redemptive rights, and sinking fund provisions that would have priority over the rights of common stockholders.

         Transfer Restrictions could discourage a change of control without the consent of the Board of Directors.

         In addition to the potential anti-takeover effect of any preferred stock, the transfer restrictions applicable to our common stock could also have the effect of delaying, discouraging, or otherwise preventing a change in control without the consent of the Board of Directors.

THE MARKET FOR OUR COMMON STOCK IS NOT ACTIVE.

         Trading in the common stock is light, and an established market in the common stock may not exist. Moreover, it is unclear whether the market for the common stock is adversely affected by the transfer restrictions provided in our certificate of incorporation. As a consequence, you may not be able to sell your common stock in desired amounts at desired prices.

FORWARD LOOKING STATEMENTS

         IN THIS PROSPECTUS, WE MAKE, OR INCORPORATE BY REFERENCE, STATEMENTS AS TO OUR EXPECTED FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND BUSINESS STRATEGIES, PLANS AND CONDITIONS FOR FUTURE PERIODS. ALL OF THESE STATEMENTS ARE FORWARD-LOOKING STATEMENTS BASED ON THE BELIEFS AND ASSUMPTIONS OF OUR MANAGEMENT AND ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE STATEMENTS ARE NOT HISTORICAL AND INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND BUSINESS STRATEGIES, PLANS AND CONDITIONS FOR FUTURE PERIODS MAY DIFFER MATERIALLY DUE TO THE RISKS, UNCERTAINTIES AND ASSUMPTIONS SET FORTH UNDER "RISK FACTORS" AND DESCRIBED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED IN THIS PROSPECTUS BY REFERENCE.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


         We have enclosed with this prospectus our Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as amended on Form 10-K/A, our Proxy Statement for the 1998 Annual Meeting of the Company filed on October 27, 1998, and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998 (collectively, the "Company Reports"), which are incorporated into this prospectus by reference.



                             ADDITIONAL INFORMATION


         We have filed a Registration Statement on Form S-2 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. See the registration statement for more information. Statements made in this prospectus as to the contents of any indenture, contract, agreement or other document referred to are merely summaries and are not necessarily complete. With respect to each such indenture, contract, agreement or other document filed as an exhibit to the registration statement, see the exhibit to read the actual documents. You may inspect and copy (at prescribed rates) the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC and without charge electronically at the SEC's World Wide Web site. See "Available Information" for the office and World Wide Web site addresses of the SEC.







                             AVAILABLE INFORMATION


         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file reports, proxy and information statements, and other information with the SEC. You may inspect and copy (at prescribed rates) the registration statement and the other information that we have with the SEC at the SEC's public reference facilities listed below.


         SEC Public Reference Room
         450 Fifth Street, N.W.
         Room 1024
         Washington, D.C.  20549

         SEC Regional Public Reference Facilities

         Northwest Atrium Center, Room 3190
         500 West Madison Street
         Chicago, Illinois  60661

         7 World Trade Center
         13th Floor
         New York, New York  10048


         In addition, you may obtain information on the operation of the SEC's public reference room by calling the SEC at the number listed below.


         SEC Public Reference Room Telephone Number

         1-800-SEC-0330


         We file many of our reports, proxy and information statements, and other information electronically with the SEC. You can access these documents by computer at the SEC's World Wide Web address.


         SEC World Wide Web Address

         http://www.sec.gov.

                                USE OF PROCEEDS


         We will receive the proceeds of the issuance of shares of our common stock upon the exercise of the warrants issued in 1994 to the extent of their exercise price. The 1994 warrants were issued to holders of the 12% secured notes due 1998 of USTrails in connection with a consent solicitation that resulted in indenture amendments affecting such notes. These warrants expire March 31, 1999.



         We will not receive any of the proceeds from any sales of common stock by the selling security holders; however, we will receive proceeds from the issuance of shares of common stock upon the exercise of the warrants to purchase such shares held by them to the extent of their exercise price. The 1991 warrants were issued in 1991 in connection with the consummation of the Plan of Reorganization of USTrails. The 1992 warrants were issued in 1992 in connection with the retirement of debt of a predecessor. The 1991 and 1992 warrants expire June 30, 1999.



         Any proceeds we receive, net of our expenses in the offerings, will be added to our working capital. If all of the warrants are exercised, we will receive $1,738,331.


                        DETERMINATION OF OFFERING PRICE


         The exercise price of the 1994 warrants offered, which is $1.625, was established by our agreement with a committee of former holders of the 12% secured notes due 1998 previously issued by USTrails.



         The exercise price of the 1991 and 1992 warrants, which is $4.24, was established as a result of negotiations during our 1991 reorganization.



         We do not know whether or when a sale of any of the shares of common stock offered by the selling security holders will occur or what price, terms or conditions they may offer. See "Plan of Distribution."

                            MARKET FOR COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

MARKET AND TRADING


         Our common stock has been publicly traded in the over-the-counter market under the symbol USTQ from 1992 through November 20, 1996, and under the symbol TRLS thereafter until December 4, 1998. On December 4, 1998, the common stock began trading on the American Stock Exchange under the symbol TRV. Historically, the common stock has not traded every day and the trading volume has often been small, such that the common stock may not be deemed to be traded in an established public trading market. The following table sets forth for the fiscal periods indicated, the high and low bid quotations as quoted through the NASD OTC Bulletin Board System through December 3, 1998, and the high and low sales prices as reported on the American Stock Exchange thereafter. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.




                                                                  High                     Low
                                                               ----------              ----------
              1999:

                  Third Quarter
                    (through March 1)                            5 1/4                      4 3/8

                                                                 5 1/8
                  Second Quarter                                                            3 5/8


                  First Quarter                                  5 1/2                      3 5/8



              1998:

                  Fourth Quarter                                 3 1/8                      2 1/8

                  Third Quarter                                  5 3/8                      3 1/8

                  Second Quarter                                 4 1/2                      3 1/4

                  First Quarter                                  4 1/4                      3 1/2



              1997:

                  Fourth Quarter                                2 7/16                      1 3/4

                  Third Quarter                                1 31/32                     1 5/16

                  Second Quarter                                1 7/16                      15/16

                  First Quarter                                  1 1/8                        1/2




         On March 1, 1999, the last reported sale price of the common stock on the American Stock Exchange was $5. As of March 1, 1999, the common stock was held by 91 holders of record. Moreover, security position listings available to us listed approximately 549 beneficial holders of common stock.


ABSENCE OF DIVIDENDS


         Since inception, we have not paid any dividends. Our loan agreement prohibits the payment of any cash dividends on the common stock, without the consent of our lender, until the loan agreement is terminated.

                                 CAPITALIZATION


         The following table sets forth our unaudited consolidated capitalization as of December 31, 1998 (in thousands). You should read this table in conjunction with our consolidated financial statements and their notes, which are incorporated by reference.




                                                                                     December 31, 1998
                                                                                     -----------------
Borrowings under loan agreement                                                            18,988(1)
                                                                                          -------
      TOTAL DEBT                                                                          $18,988
                                                                                          =======

Preferred stock, $.01 par value, 1,500,000 shares authorized, none
  issued and outstanding                                                                      ---

Common Stock, $.01 par value, 15,000,000 shares authorized,
  7,437,083 shares issued and outstanding                                                 $    75
Additional paid-in capital                                                                 20,604
Accumulated deficit subsequent to December 31, 1991,
  date of emergence from bankruptcy                                                       (14,219)
Cumulative currency translation adjustment                                                   (142)
                                                                                          -------
      TOTAL STOCKHOLDERS' EQUITY                                                          $ 6,318
                                                                                          =======
      TOTAL CAPITALIZATION                                                                $25,306
                                                                                          =======


---------------

(1) On December 15, 1998, we redeemed all of our outstanding pay-in-kind notes. In order to fund this redemption, we borrowed approximately $24 million under our loan agreement with Foothill Capital Corporation.



                                  THE COMPANY

         We and our subsidiaries own and operate a system of 53 membership-based campgrounds located in 17 states and British Columbia, Canada, serving 111,000 members as of June 30, 1998. Through our subsidiaries, we also provide a reciprocal use program for members of approximately 325 recreational facilities and manages 130 public campgrounds for the US Forest Service.


         Corporate History. We entered the membership campground business on June 30, 1991, with the acquisition of 100% of the capital stock of NACO and 69% of the capital stock of a predecessor. We subsequently increased our ownership in a predecessor to 100% through a tender offer and merger and, in July, 1996, our predecessor was merged into us. Prior to acquiring NACO and our predecessor, we purchased contracts receivable generated principally by them from the sale of campground memberships and resort interests on the installment basis. In November 1996, then known as USTrails, we reincorporated in the State of Delaware and changed our name to Thousand Trails, Inc.

         Restructuring. On July 17, 1996, we consummated a restructuring of our capital structure. In this restructuring, we retired our 12% secured notes and issued pay-in-kind notes. This restructuring provided us with a new capital structure and decreased our outstanding debt to a level we believe we can support under our downsized operations. We redeemed all of the outstanding pay-in-kind notes on December 15, 1998.

                                    BUSINESS

CURRENT BUSINESS STRATEGY

         Our current business strategy is to improve our campground operations and stabilize our campground membership base through increased sales and marketing efforts or the possible acquisition of members through the purchase of other membership campground operations. We believe there is a viable market for campground memberships and that we have a significant opportunity to compete for campers interested in higher quality facilities and a higher level of service than is typically available at public campgrounds or competing private campgrounds. We also believe that it may be possible to acquire members through the purchase of other membership campground operations, many of which are experiencing financial difficulties.


         However, our membership base has declined over the past five fiscal years and, accordingly, we have downsized our business by closing and disposing of campgrounds and decreasing campground operating costs and general and administrative expenses. We intend to keep the size of our campground system in an appropriate relation to the size of our membership base. In this regard, we may close and dispose of additional campgrounds and will seek to decrease other expenses. At the same time, we intend to expand our sales and marketing efforts with a view to stopping the membership decline. We also intend to explore the possible acquisition of members through the purchase of other membership campground organizations. We believe that the ultimate size of our campground system and the amounts realized from future asset sales will depend principally upon the degree to which we can successfully implement this strategy.


CAMPGROUND OPERATIONS

         Campgrounds. We and our subsidiaries own and operate a network of 53 membership-based campgrounds located in 17 states and British Columbia, Canada. We own and operate a network of 32 of these campgrounds under the Thousand Trails logo, and NACO owns and operates a network of 21 of these campgrounds under the NACO logo. The 53 campgrounds contain a total of approximately 9,700 acres and 17,700 campsites.

         Members using the campgrounds may bring their own recreational vehicles, tents or other sleeping equipment, or rent travel trailers or cabins located at the campgrounds or visit for the day. As of June 30, 1998, there were approximately 73,000 campground members in the Thousand Trails system and 38,000 campground members in the NACO system. However, approximately 38% of the NACO campground members and approximately 54% of the Thousand Trails campground members possess the right to use the campgrounds in both networks. The largest percentage of campground members reside in California (approximately 37%). Large numbers of campground members also reside in Florida, Oregon, Texas, and Washington.

         Memberships provide the member's family access to our network of campgrounds, but do not convey a deeded interest in campgrounds with the exception of six campgrounds in which members have received deeded undivided interests in the campground. A member also does not possess the right to use a specific campsite, trailer, or cabin, or the right to control further development or operation of a campground.

         Depending upon member usage, the campgrounds are open year-round or on a seasonal basis. The campgrounds feature campsites with electrical, water, and in some cases, sewer connections for recreational vehicles, restroom and shower facilities, rental trailers or cabins, and other recreational amenities. At each campground, a manager and staff provide security, maintenance, and recreational programs that vary by location.

         We derive other campground revenue from renting trailers, cabins, and sports equipment to members, selling food and other items to members from convenience stores located at the campgrounds, and providing the members access to laundry facilities and game machines. We also charge members a fee for storing recreational vehicles and providing food service.

         Existing Membership. At June 30, 1998, we had 111,000 campground members. The majority of these members have been members for over 10 years. Our membership base has declined significantly over the past five fiscal years and, net of new sales, the membership base is presently declining at the rate of approximately 6% per year (excluding 1800 members lost in connection with the sale of two campgrounds in fiscal 1998). We attribute this continuing decline principally to our aging membership base, of whom approximately 50% are senior citizens. In addition, we estimate that the memberships sold in recent fiscal years will have an expected life that is significantly shorter than the expected life of the memberships previously. To stop the continuing decline in our membership base, we must significantly increase our campground membership sales over current levels.

         Membership Sales. In April 1992, we suspended the sale of new campground memberships because our sales program was operating at a loss and with negative cash flow. In the fall of 1992, we began to assist campground members desiring to sell their memberships in the secondary market. During fiscal 1994, we determined that we should increase our sales and marketing efforts in order to replenish our declining campground membership base, and we began selling new campground memberships on a limited basis. In May 1995, we introduced new membership products, and significantly increased our sales and marketing efforts. In recent years, we have focused our membership sales efforts primarily on guests referred by existing members and customers referred by recreational vehicle dealers and recreational vehicle manufacturers, who management believes are more likely to purchase memberships.

         Our current membership products offer the consumer a choice of membership options ranging from the use of campgrounds within a single region to the use of our entire system of campgrounds with prices ranging from $1,995 to $3,995. In addition, we charge the member annual dues of $349. During fiscal 1998 and 1997, we sold approximately 2,900 and 3,400 new memberships, respectively. The average sales price was $1,164 in fiscal 1998 and $707 in fiscal 1997, and the average annual dues level was $377 in fiscal 1998 and $332 in fiscal 1997. During the past two fiscal years, we offered financing for certain of our higher priced sales. We required a down payment of at least 25% of the sales price and would finance the balance for periods of up to 36 months. We estimate that the memberships sold in recent fiscal years will have an expected life that is significantly shorter than the expected life of the memberships previously sold.


         We have the capacity to sell approximately 66,000 additional new campground memberships in the future, assuming the sale of ten memberships for each existing campsite. Further downsizing of our business would reduce this capacity.

         Marketing. Our research indicates that camping is a popular and growing activity in the United States. Camping was the fourth largest participant sport/activity in the United States in 1997 with approximately 20% of all households camping at least once a year. Sales of camping equipment total $1.5 billion annually in 1995 and 1996. In addition, although recreational vehicle sales have been relatively flat, a recent study by the University of Michigan Survey Research Center reported that recreational vehicle sales revenues are expected to grow 4% annually for at least the next ten years. Moreover, we believe that the aging of the baby boomers should have a positive effect on sales of camping equipment and recreational vehicle, and lead to further growth in family camping. Our campgrounds are located in markets containing approximately 25% of all camping households in the United States.

         While most campers use national or state parks, we believe that we have a significant opportunity to compete for campers interested in higher quality facilities and a higher level of service than is typically available at public campgrounds or competing private campgrounds. Based on our research, approximately 35% of campers are "amenity" campers, whose needs match the benefits provided by our campgrounds, such as pools, lodges, sport courts, and recreational activities. We believe the needs of amenity campers are not being met by underfunded national and state campgrounds. In addition we believe that we can differentiate our campgrounds and services from other campgrounds by emphasizing the quality of our facilities and the benefits and services available at our campgrounds.

         Dues. Campground members currently pay annual dues ranging generally from $100 to $600. The annual dues collected from campground members constitute general revenue. We use the dues to fund our operating expenses, including corporate expenses and the maintenance and operation of the campgrounds. However, the membership agreements do not require us to use the dues for any specific purpose.

         The average annual dues paid by our campground members were $351 for the year ended June 30, 1998, $344 for the year ended June 30, 1997, and $335 for the year ended June 30, 1996. The increases resulted primarily from the annual increase in dues implemented in accordance with the terms of the membership agreements. In addition, new members generally pay annual dues at a higher level than the older members retiring from the system.

         The membership agreements generally permit us to increase annually the amount of each member's dues by either (i) the percentage increase in the consumer price index ("CPI") or (ii) the greater of 10% or the percentage increase in the CPI. We may not, however, increase the dues on existing contracts of senior citizens and disabled members who notify us of their age or disability and request that their dues be frozen. At the present time, approximately 35% of the members have requested that their dues be frozen because of their age or disability. We estimate that approximately 50% of the campground members are senior citizens eligible to request that their dues be frozen. We are unable to estimate when or if a significant number of these members will request that their dues be frozen in the future.

         Maintenance and Improvements. We make annual capital and maintenance expenditures to maintain and improve the campgrounds. During fiscal 1998, we spent $5.2 million on major maintenance, repairs, and improvements at the campgrounds and anticipate that we will spend an additional $4.7 million on similar costs in fiscal 1999. We may be required to spend greater amounts on such items in future years as the facilities age.


         Resort Parks International. Resort Parks International, Inc., one of our wholly owned subsidiaries, operates a reciprocal use program for the benefit of its members. The Resort Parks International program offers its members reciprocal use of approximately 325 participating recreational facilities in 44 states and Canada. These recreational facilities consist primarily of campgrounds that are not otherwise affiliated with us, but also include the 21 campgrounds in our NACO system. Resort Parks International members pay a fee that entitles them to use any of the participating facilities, including the NACO campgrounds, subject to the limitation that they cannot use a Resort Parks International facility located within 125 miles of the home facility. Members of the participating facilities can become members of Resort Parks International. Thus, our members who are eligible to use a NACO campground may also join the Resort Parks International program. As of June 30, 1998, there were approximately 96,000 Resort Parks International members, of which approximately 16,000 were also NACO or dual-system members.


         Campground Management. During fiscal 1994, UST Wilderness Management Corporation, our wholly owned subsidiary, began to manage public campgrounds for the US Forest Service. As of June 30, 1998, Wilderness Management had entered into management contracts covering 130 campgrounds containing a total of approximately 3,300 campsites. Pursuant to its management contracts with the US Forest Service, Wilderness Management incurs the expenses of operating the campgrounds and receives the related revenues, net of a fee paid to the US Forest Service. These management contracts typically have five year terms.


RESORT INTERESTS

         Our resort interests presently consist solely of residential lots and other miscellaneous real estate that we hold for sale at three resorts. We no longer manage any resort amenities, which we previously transferred to property owners' associations. Prior to November 21, 1996, we also managed the timeshare facilities and sold resort timeshare interests. On November 21, 1996, we sold our timeshare operations and remaining timeshare inventory. Accordingly, we no longer operate or sell timeshare facilities.


ASSET SALES

         During fiscal 1998, 1997 and 1996, we sold some of our real estate assets and received proceeds of $8.6 million, $4.7 million, and $7.2 million, respectively. During this three year period, we sold the timeshare operations at the resorts, the country club and golf operations at one resort, and various other properties at the resorts. In addition, we sold or otherwise disposed of various campgrounds and sold unused buildings and trailers, and excess acreage associated with certain campgrounds. Over the next several years, we intend to dispose of our remaining assets at the resorts, any campgrounds that are closed as we downsize, and other undeveloped, excess acreage associated with the campgrounds. The sale of campgrounds requires addressing the rights of members associated with such campgrounds. The impact of these rights is uncertain and could adversely affect the availability or timing of sale opportunities or our ability to realize recoveries from asset sales. In addition, although we have successfully sold assets during the past several years, no assurance exists that we will be able to locate a buyer for any of the remaining assets or that sales on acceptable terms can be effected.

         When there are outstanding borrowings under our loan agreement, all proceeds from asset sales must be paid to Foothill and applied to reduce such borrowings.

CONTRACTS RECEIVABLE


         Prior to April 1992, we sold substantially all of our campground memberships and resort residential lots and timeshare interests on the installment basis, creating a portfolio of contracts receivable. This portfolio has declined significantly over the past five fiscal years as we have collected the outstanding contracts receivable. Since April 1992, we have sold only a limited number of campground memberships and resort timeshare interests on an installment basis and, as a result, the portfolio of contracts receivable will continue to decline.

         Interest accrues on the unpaid balance of the contracts receivable at fixed rates, which vary depending upon the size of the down payment and the length of the contract. The contracts receivable bear interest at rates ranging from 9.5% to 16.0%, with an approximate weighted average stated interest rate of 13.0% as of June 30, 1998. Monthly installment payments range from $34 to $223 over the term of the contracts receivable, which can be up to ten years. The terms of most newer contracts receivable, however, have averaged two years or less. At June 30, 1998, approximately 97% of the campground members and 99% of the purchasers of resort residential lots and timeshare interests had paid for their membership or resort residential lots and timeshare interests in full, and the remaining outstanding contracts receivable had an average remaining term of 19 months.


         As of June 30, 1998, we owned contracts receivable with an aggregate principal balance of $6.8 million, consisting of $6.4 million of contracts receivable associated with the campgrounds, and $401,000 of contracts receivable associated with the resorts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company Reports incorporated herein by reference.

         When there are outstanding borrowings under our loan agreement, all collections on the contracts receivable, including principal, interest, and fees, must be paid to Foothill and applied to reduce such borrowings.

                            SELLING SECURITY HOLDERS

         The following table sets forth certain information regarding the selling security holders' beneficial ownership of the common stock, including common stock issuable upon exercise of the 1991 or 1992 warrants, as of October 27, 1998. Each of the selling security holders had registered and, assuming exercise of its 1991 or 1992 warrants, may sell up to the number of shares of common stock that such selling security holder may receive as a result of such exercise, as set forth opposite each selling security holder's name below. The selling security holders may also sell additional shares of common stock that may be issuable upon exercise of the 1991 or 1992 warrants as a result of certain antidilution provisions. It is not currently possible to predict the number of shares of common stock, if any, which will be sold or the price, terms or conditions of their sale. See "Plan of Distribution."

                                                                         COMMON STOCK
                                                                         ISSUABLE UPON
                                                         COMMON           EXERCISE OF
                                                           STOCK           1991/1992             COMMON STOCK
                                                        BENEFICIALLY     WARRANTS THAT        BENEFICIALLY OWNED
              SELLING SECURITY HOLDERS                     OWNED        MAY BE OFFERED(1)       AFTER OFFERING **
              ------------------------                  ------------    -----------------     -------------------

                                                                                                           PERCENT
                                                                                              NUMBER      OF CLASS
                                                                                              ------      --------

American Investors Life Insurance Company, Inc.                  0             7,121                0         0
Bankers Life & Casualty Company                                  0            16,540                0         0
Carl Marks Strategic Investments L.P.(2)                 2,474,244           194,521        2,474,244       34.6%
Fidelity & Guaranty Life Insurance Company                       0            49,622                0         0
Fulton Bank, Custodian for Stanley Steiner,                      0               175                0         0
  Rollover IRA
Alan Kanis                                                     706               189              706         *
OP Limited Partnership                                           0            13,232                0         0
Pacholder Associates, Inc.                                       0               551                0         0
Trussal & Co.                                                    0               616                0         0
United States Fidelity & Guaranty Company                        0            88,825                0         0
USF&G Pacholder Fund                                             0            33,081                0         0
Larry K. West                                                    0             1,521                0         0
Robert and Suzanne Yudelson                                      0               140                0         0
                                                         ---------           -------        ---------
TOTAL                                                    2,479,950           406,134        2,479,950
                                                         =========           =======        =========

----------
*    Less than 1%

** Assumes that all shares of common stock that may be offered by selling security holders are sold.

(1) The selling security holders may also sell additional shares of common stock that may be issuable from time to time pursuant to the antidilution provisions applicable to the 1991 or 1992 warrants.

(2) Andrew M. Boas, a director of Thousand Trails, is a general partner of Carl Marks Management Co., L.P., which is the general partner of Carl Marks Strategic Investments, L.P. See "Security Ownership of Certain Beneficial Owners and Management" in the Company Reports incorporated herein by reference.

                              PLAN OF DISTRIBUTION



         We are offering 10,045 shares of common stock by reason of the outstanding 1994 warrants.

         The selling security holders may offer and sell the 406,134 shares of common stock, if and when issued upon the exercise of the 1991 or 1992 warrants, from time to time acting as principals for their own accounts, through agents or otherwise, in negotiated or market transactions. The prices, terms and conditions of any sale will be determined at the time of sale by the seller or as a result of negotiations between or on behalf of the buyer and the seller. The sales of such shares may be effected during such time as the registration statement is effective. The sales may occur in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Moreover, the selling security holders may make negotiated sales at any time if such sales are exempt from the registration requirements of the Securities Act pursuant to Rule 144 thereunder. Although we have agreed to pay all costs of the registration of these securities, any other expenses of any sale will be borne by the parties to the sale as they may agree, including any distributors' or brokers' commissions. Currently, no underwritten public offering is contemplated.

         We have called to the selling security holders' attention certain restrictions under the federal securities laws applicable to sales registered under the registration statement, including the requirements of Regulation M under the Securities Exchange Act. In such connection, the selling security holders have entered into agreements with us requiring that they will not violate any federal or state securities laws in connection with the distribution or transfer of our securities. The selling security holders have each agreed to indemnify us for certain information supplied in connection with the registration statement. We similarly agreed to indemnify the selling security holders for certain other information contained in the registration statement.


                              DESCRIPTION OF COMMON
                                     STOCK

GENERAL


         Our authorized capital stock is 15,000,000 shares of common stock, par value $.01 per share, and 1,500,000 shares of preferred stock, par value $.01 per share. As of October 27, 1998, we had 7,511,708 shares of common stock issued and outstanding. Our outstanding common stock is fully paid and non-assessable. In addition, as of such date we had outstanding warrants (consisting of the 1991 or 1992 warrants and the 1994 warrants) to purchase 416,179 shares of common stock and options under our 1991 Employee Stock Incentive Plan, our 1993 Stock Option and Restricted Stock Purchase Plan, our 1993 Director Stock Option Plan and the stock option agreement, dated as of August 1, 1996, with our Chief Executive Officer and President to purchase 1,111,995 shares of common stock. The warrants, options and stock option agreement are each subject to certain antidilution provisions.


         Preferred Stock. Our certificate of incorporation authorizes our Board of Directors to establish the designations, powers, preferences and rights of the preferred stock without further stockholder approval. In the exercise of this authority, the Board of Directors could establish preferences and rights for the preferred stock prior and superior to the rights of the common stock, and it is possible that dividend preferences for the preferred stock could substantially reduce the amount of any future surplus available for payments on the common stock. In addition, if the preferred stock were made convertible into common stock, dilution of the interests of holders of the common stock may result.

         Voting Rights. Holders of common stock are entitled to one vote for each share held of record on any matter submitted to a vote at a meeting of the stockholders. Directors are elected by a majority of the votes cast at the election. Generally, any matter submitted for the approval of the stockholders must receive the affirmative vote of the holders of a majority of all the shares represented at a meeting at which a quorum is present. Approval of any amendment to our certificate of incorporation or any merger or consolidation (with certain limited exceptions) or dissolution, or any sale, lease, or exchange of all or substantially all of our assets, however, requires the affirmative vote of holders of shares representing a majority of the votes entitled to be cast.

         Stockholder Proposals. Our Bylaws contain a provision establishing an advance notice procedure for stockholders to bring business before the annual meeting of stockholders. Generally, notice of business proposed to be brought before the meeting must be given in writing in the form provided in our Bylaws to our Secretary not less than 60 or more than 90 days prior to the date of the annual meeting of stockholders, but if less than 60 days notice of the date of the annual meeting is given to the stockholders, notice of proposed business must be given not later than the tenth day following the day on which the notice of the date of the annual meeting is mailed. At a special meeting of stockholders, only such business as is specified in the notice of such special meeting given by or at the direction of the person or persons calling such meeting is permitted to come before the meeting. The limitations on procedures to bring business before the annual meeting of stockholders do not restrict a stockholder's right to include proposals in proxy material pursuant to rules promulgated under the Securities Exchange Act. The purpose of requiring advance notice is to afford our Board of Directors an opportunity to consider the merits of the business proposed to be brought before the meeting and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders about those matters.

         Election of Directors. Our Certificate of Incorporation does not contain a provision permitting cumulative voting for the election of directors. The holders of more than 50% of the common stock voting upon the election of directors, therefore, may be able to elect all of the directors to be elected at a meeting of our stockholders. Our directors are elected annually and serve until their successors are elected and qualified.

         Dividends. Holders of shares of common stock are entitled to receive dividends when, as, and if our Board of Directors declares such dividends from funds legally available for that purpose. Since inception, we have not paid any dividends. Moreover, under the terms of our loan agreement with Foothill, we may not pay any dividends (other than stock dividends) on the common stock, nor purchase, redeem or otherwise acquire or retire for value any common stock, until the obligations thereunder are repaid.

         Other Rights. Upon liquidation, the holders of common stock are entitled to share on a pro rata basis in our net assets after payment of any and all amounts due to creditors and holders of any preferred stock. The holders of common stock have no preemptive, redemption or conversion rights.

         Change in Control Provisions. We are subject to the provisions of
Section 203 of the Delaware GCL because our common stock is listed on the American Stock Exchange. In general, Section 203 provides that a Delaware corporation may not, for a period of three years after a person becomes an "interested stockholder" (defined generally as a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's outstanding voting stock), engage in any of a broad range of business combinations (which may include stock issuances) with a person or affiliate or associate of such person who is such "interested stockholder" unless certain board or shareholder approvals are obtained. Stockholders that beneficially received 15% or more of the common stock in our reincorporation merger in November 1996, however, are not subject to the provisions of Section 203 and as a consequence business combinations with such stockholders will not be limited by Section 203. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" in the Company Reports, which are incorporated by reference.

TRANSFER RESTRICTIONS


         Our certificate of incorporation contains transfer restrictions on our common stock that are designed to restrict direct and indirect transfers that could result in the imposition of limitations on our use, for federal income tax purposes, of its NOLs and other tax attributes. Section 382 of the Internal Revenue Code limits the use of losses and other tax benefits by a company that has undergone an "ownership change" (as defined in the Internal Revenue Code). Generally, an ownership change occurs if one or more stockholders, each of whom owns 5% or more in value of a company's capital stock, increase their aggregate percentage ownership by more than 50% over the lowest percentage of stock owned by such stockholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company's capital stock are generally treated together as one or more 5% stockholders. In addition, certain constructive ownership rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, or to related individuals, are applied in determining the level of stock ownership of a particular stockholder. Special rules can also result in the treatment of options (including warrants) as exercised in certain circumstances. All percentage determinations are based on the fair market value of a company's capital stock.

         If an ownership change were to occur, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other carryovers existing (or "built-in") prior to such ownership change could not exceed the product obtained by multiplying:


         (a) the aggregate value of the outstanding common stock immediately prior to the ownership change (with certain adjustments)

         by (b) the federal long-term tax exempt rate (4.71% for ownership changes occurring during February 1999).



         Because the value of the outstanding common stock, as well as the federal long-term tax-exempt rate, fluctuates, it is impossible to predict with any accuracy the annual limitation upon the amount of our taxable income that could be offset by such NOLs or other items if an ownership change were to occur. We would incur a corporate-level tax (current maximum federal rate of 35%) on any taxable income during a given year in excess of our NOL limitation. While the NOLs not used as a result of this limitation remain available to offset taxable income for up to 15 years from the year when the NOLs were generated, an ownership change, under certain circumstances, would significantly defer the utilization of the NOLs, accelerate the payment of federal income tax, cause a portion of the NOLs to expire prior to their use and reduce stockholders' equity (or increase stockholders' deficit).


         The transfer restrictions generally restrict until 2011 (or earlier in certain events) any direct or indirect transfer of common stock that would:


         o except as provided below, increase to more than 4.75% the percentage ownership of common stock of any person who at any time during the preceding three-year period did not own more than 4.75% of the common stock

         o except as provided below, increase the percentage of common stock owned by any person that during the preceding three-year period owned more than 4.75% of the common stock, or by any group of persons treated as a "5% shareholder" (as defined in the Internal Revenue Code, but substituting "4.75%" for "5 percent")

         o    cause an ownership change of the Company within the meaning of
              Section 382.

         Generally, the transfer restrictions contain several exceptions. For example, the restrictions will not prevent a transfer if, in the determination of the Board of Directors, the transfer will not result in an aggregate increase in the ownership of its capital stock by 4.75% shareholders over a three-year period for purposes of Section 382. As an illustration, this exception will permit a stockholder who owns less than 4.75% of the common stock to transfer shares of common stock to any other stockholder who (after giving effect to the transfer) owns 4.75% or less of the common stock. Similarly, the transfer restrictions will not apply to any transfer if, as a result of the transfer and in the determination of the Board of Directors, the aggregate increase in the ownership of our capital stock by 4.75% shareholders over a three-year period does not exceed 35%. Also, the restrictions will not prevent a transfer if the purported transferee obtains the approval of the Board of Directors, which approval may be granted or withheld in the sole and absolute discretion of the Board of Directors, after considering all facts and circumstances including but not limited to future events deemed by the Board of Directors to be relevant. Finally, transfers will be prohibited only with respect to the amount of the common stock purportedly transferred in excess of the threshold established in the transfer restrictions.

         The transfer restrictions will apply differently over time. We believe that the aggregate percentage increase in the ownership of its capital stock by 5 percent shareholders (within the meaning of Section 382) over the three-year period ending on December 31, 1998, was as much as 31.6%. Therefore, all transactions (other than the exercise of the outstanding warrants and certain options) that would increase the aggregate percentage increase owned by 4.75% shareholders are currently subject to the transfer restrictions.

         The application of the transfer restrictions to any particular stockholder will depend on the stockholder's ownership of our capital stock, determined after applying numerous attribution rules, and will also depend on the history of trading of our capital stock. As a result, stockholders are urged to consult their tax advisors prior to any purchase or sale of common stock.


         Transfers included under the transfer restrictions include sales to persons who would exceed the thresholds discussed above, or to persons whose ownership of shares would by attribution cause another person to exceed such thresholds. Numerous rules of attribution, aggregation and calculation prescribed under the Internal Revenue Code (and related regulations) will be applied in determining whether the 4.75% threshold has been met and whether a group of less than 4.75% shareholders will be treated as a "public group" that is a 4.75% shareholder. As a result of these attribution rules, a change in the relationship between two or more persons or entities, or a transfer of an interest other than the common stock, such as an interest in an entity that, directly or indirectly, owns the common stock may result in the common stock owned by a stockholder being subject to the remedial provisions, as described below. The transfer restrictions (or in some cases contractual provisions incorporating the transfer restrictions) may also apply to proscribe the creation or transfer of some "options" (which are broadly defined) in respect of the common stock to the extent, generally, that exercise of the option would result in a proscribed level of ownership.


         The Board of Directors has issued instructions to or made arrangements with our transfer agent to implement the transfer restrictions. The transfer restrictions provide that the transfer agent shall not record any transfer of the common stock purportedly transferred in excess of the threshold established in the transfer restrictions. The transfer agent also has the right, prior to and as a condition to registering any transfers of the common stock on the stock transfer records, to request an affidavit from the purported transferee of the common stock regarding such purported transferee's actual and constructive ownership of the common stock. If, after requesting such an affidavit, the transfer agent does not receive an affidavit or the affidavit evidences that the transfer would violate the transfer restrictions, the transfer agent is required to notify us and not enter the transfer in the stock transfer records. These provisions may result in the delay or refusal of certain requested transfers of the common stock.


         It is the intention of the transfer restrictions that any direct or indirect transfer of common stock attempted in violation of the restrictions would be void ab initio as to the purported transferee, and the purported transferee would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such common stock, or in the case of options subject to the transfer restrictions, receiving common stock in respect of their exercise. Common stock purportedly acquired in violation of the transfer restrictions is referred to as "excess common stock."


         Excess common stock is automatically transferred to a trustee effective as of the close of business on the business day prior to the date of the violative transfer. As soon as practicable following the receipt of notice from us that excess common stock was transferred to the trustee, the trustee is required to sell such excess common stock in an arms-length transaction that would not constitute a violation under the transfer restrictions. The net proceeds of the sale, after deduction, of all costs incurred by us, the transfer agent, and the trustee, will be distributed first to the purported transferee in an amount equal to the lesser of such proceeds or the cost incurred by the stockholder to acquire such excess common stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary together with any other distributions with respect to such excess common stock received by the trustee. If the excess common stock is sold by the purported transferee, such person will be treated as having sold the excess common stock as an agent for the trustee, and shall be required to remit all proceeds to the trustee (less, in certain cases, an amount equal to the amount such person otherwise would have been entitled to retain had the trustee sold such shares). Pending such sale, any dividends or other distributions paid prior to discovery by us that the excess common stock has been transferred to the trustee are treated as held by the purported transferee as agent for the trustee and must be paid to the trustee upon demand, and any dividends or other distributions declared but unpaid after such time shall be paid to the trustee. Votes cast by a purported transferee with respect to excess common stock prior to our discovery that the excess common stock was transferred to the trustee will be rescinded as void and recast in accordance with the desire of the trustee acting for the benefit of the charitable beneficiary. The trustee shall have all rights of ownership of the excess common stock.

         Special provisions apply where the violative transfer involves a transfer by a 4.75% shareholder, which provisions are designed to continue to treat such 4.75% shareholders as owning the shares transferred. In such case, we must attempt to locate the person or public group that purchased the excess common stock, and if such person or public group can be located, the excess common stock will be required to be returned (together with any distributions received thereon) to the transferor, and the transferor will be required to return the purchase price, together with all other losses, damages, costs and expenses incurred by that purchaser, to the purchaser. If we are unable to locate the purchaser within 90 days, we are required (to the extent permitted under our debt instruments) to purchase common stock in a manner that would reduce the ownership of the person or public group whose ownership increased as a result of the prohibited transfer and to hold such common stock on behalf of the 4.75% shareholder that transferred the excess common stock in violation of the transfer restrictions. In such case, the 4.75% shareholder will be treated as the owner of the excess common stock for all purposes, and amounts we incur to finance the purchase of such excess common stock will be treated as a loan to such stockholder, with interest at the "applicable federal rate" under
Section 1274(d) of the Internal Revenue Code.


         If the violative transaction results from indirect ownership of common stock, the transfer restrictions provide a mechanism that is intended to invalidate the ownership of the common stock actually owned by the violating stockholder and any persons within such stockholder's control group. Only if such provisions will not be effective to prevent a violation of the transfer restrictions will ownership of common stock by other persons be invalidated under the transfer restrictions.

         Notwithstanding the transfer restrictions, there remains a risk that certain transfers of common stock not restricted by the transfer restrictions (or, although otherwise restricted, permitted by the Board of Directors) and/or certain changes in relationships among stockholders or other events could cause an ownership change. Changes in the relationships of holders of common stock could cause changes in ownership of common stock through the application of the attribution rules discussed above, and therefore could also trigger an ownership change causing a loss of NOLs. We cannot give you any assurance, in the event transfers in violation of the transfer restrictions are attempted, that the Internal Revenue Service will not assert that such transfers have federal income tax significance notwithstanding the transfer restrictions. In addition, the transfer restrictions will not apply to the exercise of outstanding warrants and options to purchase common stock (including the 1991 or 1992 warrants and the 1994 warrants) and may not apply to same exercises of a portion of the options under the stock option agreement with our Chief Executive Officer that occur at the end of its term.

         The Board of Directors has the discretion to approve a transfer of stock that would otherwise violate the transfer restrictions upon the prior written request of a stockholder to the Board of Directors. In addition, the Board of Directors has the power to waive any of the transfer restrictions in any instance where it determines that a waiver would be in our best interests notwithstanding the effect of such waiver on the NOLs or other tax attributes. If the Board of Directors permits a transfer that would otherwise violate the transfer restrictions, that transfer or later transfers may result in an ownership change that would limit the use of tax attributes. The Board of Directors intends to consider any such attempted transfer individually and determine at the time whether it is in our best interests, after consideration of any factors that the Board deems relevant (including possible future events), to permit such transfer notwithstanding that an ownership change may occur.


         If the Board of Directors determines in writing that:

         o the following actions are necessary or desirable to preserve the NOLs or other tax attributes or

         o that continuation of the transfer restrictions is no longer reasonably necessary for the preservation of the NOLs or other tax attributes then the Board of Directors may exercise the following powers related to the use of NOLs:


         o accelerate or extend the expiration date of the transfer restrictions


         o modify the definitions of any terms set forth in the transfer restrictions

         o conform transfer restriction provisions to make them consistent with any future changes in Federal tax law.

         Further, the Board of Directors may also exercise the following additional powers related to the use of NOLs:

         o adopt Bylaws, regulations, and procedures not inconsistent with the transfer restrictions for the purpose of determining whether any acquisition of common stock would jeopardize our ability to preserve and use the NOLs or other tax attributes and for the orderly application, administration and implementation of the transfer restrictions

         o exclusive authority to administer, interpret and make calculations under the transfer restrictions, which actions shall be final and binding on all parties if made in good faith.


         As a result of the foregoing, the transfer restrictions serve to reduce, but do not eliminate, the risk that Section 382 will cause the limitations described above on the use of NOLs or our other tax attributes. The transfer restrictions:


         o may have the effect of impeding the attempt of a person or entity to acquire a significant or controlling interest in us

         o may render it more difficult to effect a merger or similar transaction even if such transaction is favored by a majority of the independent stockholders

         o may serve to make a change in management more difficult. Management does not presently intend to adopt any anti-takeover measures, and we believe that the tax benefits of the transfer restrictions outweigh the negative aspects of any anti-takeover effects they may have.


                               FEDERAL INCOME TAX
                                 CONSIDERATIONS

         The following discussion is a summary of the significant anticipated federal income tax consequences with respect to the ownership and disposition of the common stock. This discussion is general in nature, and does not discuss all aspects of federal income taxation that may be relevant to you in light of your particular circumstances, or to certain types of investors subject to special treatment under federal income tax laws (such as individual retirement accounts, insurance companies, tax-exempt organizations, financial institutions, brokers, dealers, foreign entities, and taxpayers that are neither citizens nor residents of the United States). In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws, or any United States tax consequences other than income tax (e.g., estate or gift tax) consequences, that may be applicable to you. The summary is based upon the Internal Revenue Code and applicable Treasury Regulations (including proposed regulations), rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect.


         WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE COMMON STOCK.

DIVIDENDS

         Dividend distributions with respect to the shares of common stock should constitute dividends for federal income tax purposes to the extent of our current and accumulated earnings and profits (as computed for federal income tax purposes). Accordingly, distributions should qualify to that extent for the dividends received deduction for corporations as set forth in Section 243 of the Internal Revenue Code. Distributions in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital (reducing the holder's tax basis in the shares of common stock) to the extent of the holder's basis in such shares, and as long-term or short-term capital gain, as the case may be (assuming such shares are held as capital assets), thereafter. Holders receiving distributions on the shares of common stock also may be affected by the taxable income limitations set forth in
Section 246(b), the holding period requirements of Section 246(c), the debt-financed portfolio stock limitations of Section 246A, and the "extraordinary dividend" rules of Section 1059 of the Internal Revenue Code. Holders should consult their tax advisors in order to determine the application of these provisions. Our Foothill loan agreement prohibits dividend payments on the common stock.

SALE OR EXCHANGE

         Upon a sale or exchange of common stock, the holder generally recognizes income or loss equal to the amount of cash plus the fair market value of any property received over the holder's adjusted tax basis in the common stock sold or exchanged. Assuming the holder held the common stock as a capital asset, the income or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holder's holding period for the common stock exceeds one year at the time of sale. Any sale proceeds attributable to dividends will be taxed in accordance with the rules discussed in the preceding paragraph.

BACKUP WITHHOLDING



         Under the Internal Revenue Code, a holder of common stock may be subject, under certain circumstances, to "backup withholding" at a rate of 31% with respect to payments in respect of dividends on the common stock.
This withholding generally applies only if the holder:

         o fails to furnish his or its social security or other taxpayer identification number

         o    furnishes an incorrect taxpayer identification number

         o is notified by the Internal Revenue Service that he or it has failed to report properly payments of interest and dividends and the Internal Revenue Service has notified us that he or it is subject to backup withholding

         o fails, if required, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is his or its correct number and that he or it is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules does not constitute additional tax, and is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Holders of common stock should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.


                                    EXPERTS

         The consolidated financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                                  LEGAL MATTERS

         The validity of the common stock offered hereby has been passed upon for us by Gibson, Dunn & Crutcher LLP, Dallas, Texas.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE ONLY AS OF ITS DATE AND YOU SHOULD NOT ASSUME THAT THE INFORMATION IS STILL CURRENT BECAUSE YOU RECEIVED THIS PROSPECTUS AT A LATER DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                   ----------


                              THOUSAND TRAILS, INC.

                                     416,179
                                    SHARES OF
                                  COMMON STOCK


























                                   PROSPECTUS
                              DATED MARCH 10, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following expenses (other than registration fees) are estimated; however, they include amounts expended in connection with pre-effective filings. The Registrant will pay these expenses and none of them is to be paid by the selling security holders. The Registrant anticipates that it will incur additional expenses in connection with any post-effective amendments to the Registration Statement and any supplements to the Prospectus included therein:

                  Securities and Exchange Commission registration fee......           $    532
                  Blue Sky fees and expenses...............................             20,000
                  Printing ................................................             12,000
                  Accountants' fees and expenses...........................              9,000
                  Legal fees and expenses..................................             35,000
                  Miscellaneous............................................              1,968

                           Total...........................................           $ 78,500
                                                                                      ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under its Bylaws, the Registrant must indemnify its present and former directors and officers for the damages and expenses that they incur in connection with threatened or pending actions, suits, or proceedings arising because of their status as directors and officers, provided that they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company (or with respect to any criminal action or proceeding, provided that they had no reasonable cause to believe that their conduct was unlawful).

         The Registrant must advance funds to these individuals to enable them to defend any such threatened or pending action, suit, or proceeding. The Registrant cannot release such funds, however, until it receives an undertaking by or on behalf of the requesting individual to repay the amount if a court of competent jurisdiction ultimately determines that such individual is not entitled to indemnification. The Registrant has established trusts (the "Indemnification Trusts") that will reimburse its present and former directors and officers for any indemnifiable damages and expenses that they incur and that will advance to them defense funds. The Registrant's contributions to the Indemnification Trusts, net amounts returned to the Registrant, total $804,000 as of June 30, 1998. Pursuant to the trust agreements, interest on the Indemnification Trusts corpus becomes part of the trust estate.

         The Indemnification Trusts will terminate on the earlier of: (i) the execution by a majority of the beneficiaries of a written instrument terminating the trusts, (ii) the exhaustion of the entire trust estate, or
(iii) the expiration of ten years from the establishment of the trusts. The Indemnification Trusts may not terminate, however, if there is pending or threatened litigation with respect to a claim by a beneficiary against the Indemnification Trust, until: (i) a final judgment in such proceeding, (ii) the execution and delivery of a statement by such beneficiary that assertion of a threatened claim is unlikely, or (iii) the expiration of all applicable statutes of limitations. The Registrant possesses a residuary interest in the trust estates upon termination of the Indemnification Trusts.

         Section 145 of the Delaware Corporate Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and then, where the person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court shall deem proper.

         The Registrant has entered into Indemnity Agreements with its directors and officers contractually obligating the Company to provide indemnification rights substantially similar to those described above.

         The Registrant is empowered by Section 102(b)(7) of the Delaware Corporate Law to include a provision in its Certificate of Incorporation that limits a director's liability to the Registrant or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. The Registrant's Certificate of Incorporation states that directors shall not be liable for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the Delaware Corporate Law.

         The Registrant maintains directors' and officers' insurance for certain expenses and losses.

         Under the Registrant's stock option plans, the Registrant must indemnify the members of the Board of Directors of the Company and the Compensation Committee thereof, which committee administers the plans, for any damages and expenses that they incur in connection with such plans or the making of awards thereunder, so long as they act in good faith.

         Additionally, National American Corporation ("NACO"), a wholly-owned subsidiary of the Registrant, has indemnification obligations to its directors and officers.

ITEM 16.  EXHIBITS

Exhibit
Number                                                Description
-------                                               -----------

   2.1 Plan of Reorganization of the Company (which was formerly known as NACO Finance Corporation), dated October 15, 1991, as supplemented (incorporated by reference to Exhibit 2.1 to USTrails' Annual Report on Form 10-K for the year ended June 30,
              1992, File No. 0-19743).

   2.2        Offer to Purchase for Cash the Company's 12% Secured Notes Due
              1998 and Additional Series 12% Secured Notes Due 1998 by the
              Company, dated June 5, 1996 (the "Offer to Purchase")
              (incorporated by reference to Exhibit 99.2 to the Company's
              Current Report on Form 8-K filed with the SEC on June 7, 1996,
              File No. 0-19743).

   2.3        Supplement to the Offer to Purchase, dated June 21, 1996
              (incorporated by reference to Exhibit 2.5 to the Company's Annual
              Report on Form 10-K filed with the SEC for the year ended June
              30, 1996, File No. 0-19743).

   2.4        Private Placement Memorandum by the Company offering to exchange
              USTrails' 12% Secured Notes Due 1998 and Additional Series 12%
              Secured Notes Due 1998 to certain holders of such notes, dated
              June 28, 1996 (the "Private Placement Memorandum") (incorporated by reference to Exhibit 2.6 to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996, File No.
              0-19743).

   2.5 Letter of Transmittal pertaining to the transmittal of the Company's 12% Secured Notes Due 1998 and Additional Series 12%
              Secured Notes Due 1998 by certain holders of such notes pursuant to the exchange offer made by the Company in the Private
              Placement Memorandum (incorporated by

              reference to Exhibit 2.7 to the Company's Annual Report on Form
              10-K filed with the SEC for the year ended June 30, 1996, File
              No. 0-19743).

   2.6        Supplement to the Private Placement Memorandum, dated July 15,
              1996 (incorporated by reference to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996, File No. 0-19743).

   2.7 Agreement and Plan of Merger, dated as of October 1, 1996, between the Registrant and USTrails Inc. (predecessor in interest to the Registrant) (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the Registration Statement on Form S-4, Registration
              Statement No. 333-13339 (the "S-4 Registration Statement")).

   2.8        Offer to Purchase for Cash the Company's 12% Senior Subordinated
              Pay-In-Kind Notes Due 2003, dated as of May 20, 1997
              (incorporated by reference to Exhibit 99.1 to the Company's
              Current Report on Form 8-K filed with the SEC on July 8, 1997,
              File No. 0-19743).

   3.1        Restated Certificate of Incorporation of the Registrant
              (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the S-4
              Registration Statement).

   3.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996, File No. 0-19743).

   4.1 Form of Reorganization Warrant Certificate to purchase shares of Common Stock and schedule of substantially identical warrants
              (incorporated by reference to Exhibit 4.7 to the Company's Annual
              Report on Form 10-K for the year ended June 30, 1992, File No.
              0-19743).

   4.2        Letter Agreement, dated March 19, 1993, between the Company and
              Carl Marks Strategic Investments, LP (incorporated by reference to Exhibit 4.18 to the Company's Registration Statement No.
              33-571261 on Form S-2, originally filed with the SEC on January
              15, 1993, File No. 0-19743).

   4.3 Form of Warrant Certificate to purchase shares of Common Stock issued pursuant to the Exchange Agreement with certain holders of Trails' indebtedness (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K filed with the SEC on June 25, 1992, File No. 0-19743) and schedule of substantially identical warrants (incorporated by reference to Exhibit 4.15 to the Company's Annual Report on Form 10-K for the year ended June
              30, 1992, File No. 0-19743).

   4.4        Warrant Agency Agreement, dated as of March 2, 1994, between the
              Company and Shawmut Bank Connecticut, National Association, as
              Warrant Agent (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K filed with the SEC on April
              11, 1994, File No. 0-19743).

   4.5 Registration Rights Agreement, dated as of June 12, 1992, regarding the Company's Additional Series Secured Notes and the shares of Common Stock issuable upon the exercise of certain warrants (incorporated by reference to Exhibit 4.4 of the Company's Current Report on Form 8-K filed with the SEC on June
              25, 1992, File No. 0-19743).

   4.6 Indemnification Agreement, dated as of January 14, 1993, between the Company and the selling security holders under Registration
              Statement No. 33-571261 (incorporated by reference to Exhibit
              10.44 to the Company's Registration Statement No. 33-571261 on
              Form S-2, originally filed with the SEC on January 15, 1993, File
              No. 0-19743).

   5.1        Opinion of Gibson, Dunn & Crutcher LLP, counsel to the
              Registrant, as to the validity of the securities being registered.

   10.1       Credit Agreement, dated as of December 31, 1991, between the
              Company and NACO (incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K for the year ended June
              30, 1992, File No. 0-19743).

   10.2 First Amendment to Credit Agreement, dated as of May 20, 1993, between the Company and NACO (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-19743).

   10.3       Second Amendment to Credit Agreement, dated as of November 10,
              1994, between the Company and NACO (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.4 Fourth Amendment to Credit Agreement, dated as of June 10, 1998, between the Company and NACO (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File No. 0-19743).

   10.5       Amended and Restated Promissory Note, dated as of November 10,
              1994, pursuant to which the Company provides a $40,000,000 revolving credit facility to NACO (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.6       Amended and Restated Promissory Note, dated as of November 10,
              1994, pursuant to which the Company provided a $10,765,000 term loan to NACO (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended June 30,
              1995, File No. 0-19743).

   10.7 Guaranty, dated as of December 31, 1991, pursuant to which the subsidiaries of NACO guaranteed certain amounts that NACO owes the Company (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No.
              0-19743).

   10.8 Release From Guaranty, dated as of May 31, 1993, among certain subsidiaries of the Company, the Company, and Shawmut Bank
              Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.56 to the Company's Registration
              Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   10.9 Release under Credit Agreement and Security Agreement, dated as of May 31, 1993, among certain subsidiaries of the Company, the Company, and Shawmut Bank Connecticut, National Association, as
              Trustee (incorporated by reference to Exhibit 10.57 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No.
              0-19743).

   10.10 Security Agreement, dated as of December 31, 1991, pursuant to which NACO granted to the Company a security interest in substantially all of its personal and real property including the pledge of NACO's stock in its subsidiaries as required by the credit agreement between the Company and NACO (incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1992, File No. 0-19743).

   10.11      First Supplement and Amendment to Security Agreement, dated as of
              May 20, 1993, among NACO and certain of its subsidiaries, RPI, the Company, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.53 to the Company's Registration Statement No. 33-57l261 on Form S-2, originally filed with the SEC on January 15, 1993, File No.
              0-19743).

   10.12 Form of Mortgage from NACO and its subsidiaries to the Company pursuant to the credit agreement between the Company and NACO
              (incorporated by reference to Exhibit 10.32 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1992, File
              No. 0-19743, and schedule of documents substantially identical to the Form of Mortgage (incorporated by reference to Exhibit 10.55 to the Company's Registration Statement No. 33-571261 on Form
              S-2, originally filed with the SEC on January 15, 1993, File No.
              0-19743).

   10.13 Form of First Amendment to Mortgage from NACO and its subsidiaries to the Company amending certain terms of a Mortgage that previously granted a beneficial security interest in certain property to the Company pursuant to the credit agreement between the Company and NACO, and schedule of documents substantially identical to the Form of First Amendment to Mortgage (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1995, File No. 0-19743).

   10.14      Indenture, dated as of July 17, 1996, among the Company, Fleet
              National Bank as Trustee, and certain other parties described therein, pertaining to the Company's Senior Subordinated
              Pay-In-Kind Notes Due 2003 (incorporated by reference to Exhibit
              4.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.15 First Supplemental Indenture, dated as of November 20, 1996, by and among the Registrant, each subsidiary of the Registrant named as a subsidiary guarantor therein and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

   10.16      Form of Senior Subordinated Pay-In-Kind Note Due 2003
              (incorporated by reference to Exhibit 4.37 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1996, File
              No. 0-19743).

   10.17 Loan and Security Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1996, File No. 0-19743).

   10.18      First Amendment to Loan and Security Agreement, dated as of May
              16, 1997, between the Company and Foothill Capital Corporation
              (incorporated by reference to Exhibit 99.2 to the Company's
              Current Report on Form 8-K filed with the SEC on July 8, 1997,
              File No. 0-19743).

   10.19      Second Amendment to Loan and Security Agreement dated as of
              December 23, 1997, between the Company and Foothill (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, File No.
              0-19743).

   10.20      Third Amendment to Loan and Security Agreement dated as of
              January 5, 1998, between the Company and Foothill Capital
              Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              March 31, 1998, File No. 0-19743).

   10.21      Fourth Amendment to Loan and Security Agreement, dated as of June
              10, 1998, between the Company and Foothill (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1998, File No. 0-19743).

   10.22      Fifth Amendment to Loan and Security Agreement, dated as of
              September 15, 1998, between the Company and Foothill Capital
              Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1998, File No. 0-19743).

   10.23      Sixth Amendment to Loan and Security Agreement, dated as of
              October 21, 1998, between the Company and Foothill Capital
              Corporation (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1998, File No. 0-19743).

   10.24 Secured Promissory Note (Account Note), dated July 10, 1996, between the Company and Foothill Capital Corporation
              (incorporated by reference to Exhibit 10.20 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1996, File
              No. 0-19743).

   10.25 Secured Promissory Note (Term Note), dated July 10, 1996, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1996, File No. 0-19743).

   10.26 Form of Pledge and Security Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation, and schedule of documents substantially identical to the form of Pledge and Security Agreement (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.27 Consent and First Amendment to Pledge and Security Agreement, dated as of October 31, 1997, between certain subsidiaries of the Company and Foothill Capital Corporation (incorporated by reference to exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No.
              0-19743).

   10.28 Form of Mortgage, dated as of July 10, 1996, to grant liens to Foothill Capital Corporation to secure the Company's obligations under the Loan Agreement with Foothill, and schedule of documents substantially identical to the form of Mortgage (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1996, File No. 0-19743).

   10.29      Form of Assignment of Indebtedness and Mortgage, dated as of July
              10, 1996, transferring the liens securing certain indebtedness that NACO owes to the Company to Foothill Capital Corporation under the Loan Agreement with Foothill, and schedule of documents substantially identical to the form of Assignment of Indebtedness and Mortgage (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended June 30,
              1996, File No. 0-19743).

   10.30 Form of Subordination Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation, subordinating the security interests under the credit agreement between the Company and NACO to the security interests under the Credit Agreement with Foothill, and schedule of documents substantially identical to the form of Subordination Agreement
              (incorporated by ,reference to Exhibit 10.25 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1996, File
              No. 0-19743).

   10.31 The Company's 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.40 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1992, File No. 0-19743).

   10.32      Amendment No. 1 to the Company's 1991 Employee Stock Incentive
              Plan (incorporated by reference to Exhibit 10.8 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended September 30,
              1996, File No. 0-19743).

   10.33      The Company's 1993 Stock Option and Restricted Stock Purchase
              Plan (incorporated by reference to Exhibit 10.22 to the Company's
              Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

   10.34      Amendment No. 1 to the Company's 1993 Stock Option and Restricted
              Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1996, File No. 0-19743).

   10.35 The Company's 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.23 to the Company's Registration
              Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

   10.36      Amendment No. 1 to the Company's 1993 Director Stock Option Plan
              (incorporated by reference to Exhibit 10.10 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended September 30,
              1996. File No. 0-19743).

   10.37      Stock Option Agreement, dated as of August 1, 1996, between the
              Company and William J. Shaw (incorporated by reference to Exhibit
              10.26 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

   10.38 Assumption of Obligations, dated as of November 20, 1996, by the Company assuming the obligations of USTrails under the USTrails
              Inc. 1991 Employee Stock Incentive Plan, as amended;

              the USTrails Inc. 1993 Stock Option and Restricted Stock Purchase
              Plan, as amended; the USTrails Inc. 1993 Director Stock Option
              Plan, as amended; Warrant Certificates originally issued on December 31, 1991, June 12, 1992, and March 2, 1994 to May 16,
              1995; and the Stock Option Agreement, dated as of August 1, 1996, between USTrails and William J. Shaw (incorporated by reference to Exhibit 10.27 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

   10.39      Employment Agreement, dated as of May 11, 1995, between the
              Company and William J. Shaw, and related Standby Letter of
              Credit, dated September 22, 1995, issued by The Bank of
              California, N.A., for the benefit of Mr. Shaw, and Letter, dated
              September 20, 1995, from The Wyatt Company, regarding Mr. Shaw's
              Employment Agreement (incorporated by reference to Exhibit 10.25 to the Company's Annual Report on Form 10-K for the year ended
              June 30, 1995, File No. 0-19743).

   10.40 Letter dated June 29, 1996, from William J. Shaw to the Company, regarding Mr. Shaw's election to receive the Enterprise Bonus payable under his Employment Agreement, and Letter, dated July 8, 1996, from Deloitte & Touche LLP, regarding the computation of the amount of the Enterprise Bonus payable to Mr. Shaw under his Employment Agreement (incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the year ended
              June 30, 1996, File No. 0-19743).

   10.41      Amended and Restated Employment Agreement, dated as of September
              10, 1992, among NACO, Trails, RPI, and William F. Dawson
              (incorporated by reference to Exhibit 10.49 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1993, File
              No. 0-19743), and Letter, dated December 1, 1995, from RPL to
              William F. Dawson, regarding certain compensation arrangements
              (incorporated by reference to Exhibit 10.4 to the Company's
              Quarterly on From 10-Q for the quarter ended December 31, 1995,
              File No. 0-19743).

   10.42      Amended and Restated Employment Agreement, dated as of December
              2, 1992, among the Company, NACO, Trails, and Walter B. Jaccard
              (incorporated by reference to Exhibit 10.1 to the Company's
              Quarterly Report on Form l0-Q for the quarter ended December 31, 1992, File No. 0-19743), and amendment dated November 15, 1994
              (incorporated by reference to Exhibit 10.30 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1995, File
              No. 0-19743), and amendment dated December 7, 1995 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, File No.
              0-19743).

   10.43      Employment Agreement, dated as of August 31, 1995, between the
              Company and R. Gerald Gelinas (incorporated by reference to
              Exhibit 10.32 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.44 Indemnification Agreement, dated as of February 18, 1992, between the Company and Andrew Boas (incorporated by reference to Exhibit
              10.23 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743), and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.45      Indemnification Agreement, dated as of September 1, 1995, between
              Trails and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.46      Indemnification Agreement, dated as of September 1, 1995, between
              NACO and William J. Shaw, and schedule of substantially identical
              Indemnification Agreements (incorporated by reference to Exhibit
              10.37 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.47      Indemnification Agreement, dated as of May 8, 1991, between the
              Company and Donald W. Hair, and schedule of substantially identical Indemnification Agreements (incorporated by reference to

              Exhibit 10.38 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.48 Indemnification Agreement, dated as of November 20, 1996, between the Company and William J. Shaw and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.39 to the Company's Registration Statement No.
              333-19357 on Form S-1, originally filed with the SEC on January
              7, 1997, File No. 0-19743).

   10.49      Lease, dated February 24, 1994, as amended, between
              Carter-Crowley Properties, Inc. as lessor, and the Company as lessee, relating to the Company's offices in Dallas, Texas
              (incorporated by reference to Exhibit 10.35 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1994, File
              No. 0-19743).

   10.50      Lease, dated October 7, 1987, as amended, between Hardy Court
              Shopping Center, Inc. as lessor, and NACO as lessee, relating to NACO's offices in Gautier, Mississippi (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

   10.51      Grantor Trust Agreement, dated as of September 30, 1991, between
              Union Bank of California, N.A. (formerly known as The Bank of
              California, N.A., and referred to herein as "Union Bank"), and Trails (incorporated by reference from Trails' Annual Report on
              Form 10-K for the year ended June 30, 1992, File No. 0-9246).

   10.52      Supplement No. 1 to Grantor Trust Agreement, dated as of July 16,
              1996, by USTrails in favor of Union Bank of California, N.A.
              (formerly known as The Bank of California, N.A.) supplementing the Old Trails Trust Agreement (incorporated by reference to
              Exhibit 10.44 to the Registrant's Registration Statement on Form
              S-1, Registration No. 333-19357, originally filed with the SEC on January 7, 1997).

   10.53      Supplement No 2. to Grantor Trust Agreement, dated as of November
              20, 1996, by the Company in favor of Union Bank (incorporated by reference to Exhibit 10.44 to the Company's Registration
              Statement No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997, File No. 0-19743).

   10.54      Grantor Trust Agreement, dated as of September 30, 1991, between
              The Bank of California, N.A. and NACO (incorporated by reference to Exhibit 10.43 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   10.55      Supplement to Grantor Trust Agreement, dated as of January 22,
              1998, between NACO and a majority of the persons presently named as beneficiaries under the Grantor Trust Agreement, dated as of September 30, 1991, between NACO and Union Bank of California,
              N.A., as Trustee (incorporated by reference to exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              March 31, 1998, File No. 0-19743).

   10.56 Grantor Trust Agreement, dated May 8, 1991, between the Company and Texas Commerce Bank, N.A. ("Texas Bank") (incorporated by reference to Exhibit 10.41 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1992, File No. 0-19743).

   10.57 Supplement and Succession Agreement to Grantor Trust Agreement, dated as of October 13, 1992, among Union Bank, Texas Bank, the
              Company, and certain beneficiaries under the Grantor Trust
              Agreement (incorporated by reference to Exhibit 10.51 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No.
              0-19743).

   10.58      Supplement to Grantor Trust Agreement, dated as of November 20,
              1996, by the Company in favor of Union Bank (incorporated by reference to Exhibit 10.43 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

   10.59      Supplement No. 2 to Grantor Trust Agreement, dated as of January
              22, 1998, between the Company and a majority of the persons presently named as beneficiaries under the Grantor Trust
              Agreement, dated as of May 8, 1991, as supplemented, between the Company and Union Bank of California, N.A., as Trustee
              (incorporated by reference to Exhibit 10.3 to the Company's
              Quarterly Report on Form l0-Q for the quarter ended March 31, 1998, File No. 0-19743).

   10.60      Trust Agreement, dated as of July 22, 1992, establishing the
              Company's Flexible Benefits Plan Trust Fund (incorporated by reference to Exhibit 10.45 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1992, File No. 0-19743).

   10.61      Thousand Trails, Inc. Employee Savings Trust, dated as of July 1,
              1994, between the Company and its subsidiaries and The Bank of California, N.A., as trustee (incorporated by reference to Exhibit 10.42 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No.
              0-19743).

   10.62      Agreement for the Thousand Trails, Inc. Non-Qualified Deferred
              Compensation Plan, effective April 23, 1998 (incorporated by reference to Exhibit 10.56 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1998, File No. 0-19743).

   10.63 Tax Allocation Agreement, dated as of September 10, 1992, between the Company and RPI (incorporated by reference to Exhibit 99.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1993, File No. 0-19743).

   10.64      Tax Allocation Agreement, dated as of July 1, 1991, between the
              Company and NACO (incorporated by reference to Exhibit 10.44 to the Company's Annual Report on Form 10-K for the year ended June
              30, 1994, File No. 0-19743).

   10.65 Tax Allocation Agreement, dated as of October 29, 1993, between the Company and Wilderness Management (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

   10.66      Exchange Agent Agreement, dated as of March 29, 1994, among the
              Company, Trails, and American Stock Transfer & Trust Company
              (incorporated by reference to Exhibit 99.1 to the Company's
              Current Report on Form 8-K filed with the SEC on April 11, 1994,
              File No. 0-19743).

   10.67 Sample form of current Membership Contract (incorporated by reference to Exhibit 10.61 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1998, File No. 0-19743).

   11.1 Statement re: Computation of Per Share Earnings (incorporated by reference to Exhibit 11.1 to the Company's Annual Report on Form
              10-K filed with the SEC for the year ended June 30, 1998, File
              No.
              0-19743).

   13.1**     The Company's Annual Report on Form 10-K for the year ended June
              30, 1998.

   13.2**     The Company's Annual Report on Form 10-K/A for the year ended June
              30, 1998.

   13.3**     The Company's Proxy Statement for the 1998 Annual Meeting of the
              Company filed on October 27, 1998.

   13.4*      The Company's Quarterly Report on Form 10-Q for the quarter ended
              December 31, 1998.

   21.1 Subsidiaries of the Registrant (incorporated by reference to Exhibit 11.1 to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1998, File No. 0-19743).

   23.1       Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

   23.2*      Consent of Arthur Andersen LLP.

   24.1       Power of Attorney (see signature page of this Registration
              Statement, as filed on March 3, 1997).

   99.1       Form of Compliance Agreement between the Registrant and Selling
              Security Holders.

   99.2       Supplement to Compliance Agreement between the Registrant and
              Selling Security Holders.

   99.3       Additional Supplement to Compliance Agreement between the
              Registrant and Selling Security Holders.


   *  Filed herewith.
   ** Previously filed.

ITEM 17.  UNDERTAKINGS

                  (a)      The Registrant hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                    (i)     To include any prospectus required
                                            by section 10(a)(3) of the
                                            Securities Act;

                                    (ii)    To reflect in the prospectus any
                                            facts or events arising after the
                                            effective date of this Registration
                                            Statement (or the most recent
                                            post-effective amendment thereof)
                                            which, individually or in the
                                            aggregate, represent a fundamental
                                            change in the information set forth
                                            in this Registration Statement.
                                            Notwithstanding the foregoing, any
                                            increase or decrease in volume of
                                            securities offered (if the total
                                            dollar value of securities offered
                                            would not exceed that which was
                                            registered) and any deviation from
                                            the low or high end of the estimated
                                            maximum offering range may be
                                            reflected in the form of prospectus
                                            filed with the Commission pursuant
                                            to Rule 424(b) if, in the aggregate,
                                            the changes in volume and price
                                            represent no more than a 20% change
                                            in the maximum aggregate offering
                                            price set forth in the "Calculation
                                            Registration Fee" table in the
                                            effective Registration Statement.

                                    (iii)   To include any material information
                                            with respect to the plan of
                                            distribution not previously
                                            disclosed in this Registration
                                            Statement or any material change to
                                            such information in this
                                            Registration Statement.

                           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         [SIGNATURES ON THE NEXT PAGE]

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Thousand Trails, Inc., a Delaware corporation, has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 10, 1999.


                             THOUSAND TRAILS, INC.,
                             A DELAWARE CORPORATION


                             By: /s/ William J. Shaw
                                ------------------------------------------------
                                     Name:    William J. Shaw
                                     Title:   President and Chief Executive
                                               Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities indicated on March 10, 1999.



                         Signature                                                    Title
                         ---------                                                    -----

                  /s/ William J. Shaw                      Director, Chairman of the Board, President and Chief
                  ------------------------------           Executive Officer (principal executive officer and
                      William J. Shaw                      acting chief financial officer)

                  /s/ Bryan Reed                           Chief Accounting Officer (principal accounting officer)
                  ------------------------------
                        Bryan Reed

                  /s/ Andrew M. Boas*                      Director
                  ------------------------------
                      Andrew M. Boas

                  /s/ William P. Kovacs*                   Director
                  ------------------------------
                     William P. Kovacs

                  /s/ Donald R. Leopold*                   Director
                  ------------------------------
                     Donald R. Leopold

                  /s/ H. Sean Mathis*                      Director
                  ------------------------------
                      H. Sean Mathis

                  /s/ Douglas K. Nelson*                   Director
                  ------------------------------
                     Douglas K. Nelson

                     *By: /s/ William J. Shaw
                          ----------------------
                          William J. Shaw
                          Attorney-in-Fact

                                INDEX TO EXHIBITS


Exhibit
Number                                 Description
-------                                -----------

   2.1 Plan of Reorganization of the Company (which was formerly known as NACO Finance Corporation), dated October 15, 1991, as supplemented (incorporated by reference to Exhibit 2.1 to USTrails' Annual Report on Form 10-K for the year ended June 30,
              1992, File No. 0-19743).

   2.2        Offer to Purchase for Cash the Company's 12% Secured Notes Due
              1998 and Additional Series 12% Secured Notes Due 1998 by the
              Company, dated June 5, 1996 (the "Offer to Purchase")
              (incorporated by reference to Exhibit 99.2 to the Company's
              Current Report on Form 8-K filed with the SEC on June 7, 1996,
              File No. 0-19743).

   2.3        Supplement to the Offer to Purchase, dated June 21, 1996
              (incorporated by reference to Exhibit 2.5 to the Company's Annual
              Report on Form 10-K filed with the SEC for the year ended June
              30, 1996, File No. 0-19743).

   2.4        Private Placement Memorandum by the Company offering to exchange
              USTrails' 12% Secured Notes Due 1998 and Additional Series 12%
              Secured Notes Due 1998 to certain holders of such notes, dated
              June 28, 1996 (the "Private Placement Memorandum") (incorporated by reference to Exhibit 2.6 to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996, File No.
              0-19743).

   2.5 Letter of Transmittal pertaining to the transmittal of the Company's 12% Secured Notes Due 1998 and Additional Series 12%
              Secured Notes Due 1998 by certain holders of such notes pursuant to the exchange offer made by the Company in the Private
              Placement Memorandum (incorporated by reference to Exhibit 2.7 to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996, File No. 0-19743).

   2.6        Supplement to the Private Placement Memorandum, dated July 15,
              1996 (incorporated by reference to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1996, File No. 0-19743).

   2.7 Agreement and Plan of Merger, dated as of October 1, 1996, between the Registrant and USTrails Inc. (predecessor in interest to the Registrant) (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the Registration Statement on Form S-4, Registration
              Statement No. 333-13339 (the "S-4 Registration Statement")).

   2.8        Offer to Purchase for Cash the Company's 12% Senior Subordinated
              Pay-In-Kind Notes Due 2003, dated as of May 20, 1997
              (incorporated by reference to Exhibit 99.1 to the Company's
              Current Report on Form 8-K filed with the SEC on July 8, 1997,
              File No. 0-19743).

   3.1        Restated Certificate of Incorporation of the Registrant
              (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the S-4
              Registration Statement).

   3.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996, File No. 0-19743).

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   4.1        Form of Reorganization Warrant Certificate to purchase shares of
              Common Stock and schedule of substantially identical warrants
              (incorporated by reference to Exhibit 4.7 to the Company's Annual
              Report on Form 10-K for the year ended June 30, 1992, File No.
              0-19743).

   4.2        Letter Agreement, dated March 19, 1993, between the Company and
              Carl Marks Strategic Investments, LP (incorporated by reference to Exhibit 4.18 to the Company's Registration Statement No.
              33-571261 on Form S-2, originally filed with the SEC on January
              15, 1993, File No. 0-19743).

   4.3 Form of Warrant Certificate to purchase shares of Common Stock issued pursuant to the Exchange Agreement with certain holders of Trails' indebtedness (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K filed with the SEC on June 25, 1992, File No. 0-19743) and schedule of substantially identical warrants (incorporated by reference to Exhibit 4.15 to the Company's Annual Report on Form 10-K for the year ended June
              30, 1992, File No. 0-19743).

   4.4        Warrant Agency Agreement, dated as of March 2, 1994, between the
              Company and Shawmut Bank Connecticut, National Association, as
              Warrant Agent (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K filed with the SEC on April
              11, 1994, File No. 0-19743).

   4.5 Registration Rights Agreement, dated as of June 12, 1992, regarding the Company's Additional Series Secured Notes and the shares of Common Stock issuable upon the exercise of certain warrants (incorporated by reference to Exhibit 4.4 of the Company's Current Report on Form 8-K filed with the SEC on June
              25, 1992, File No. 0-19743).

   4.6 Indemnification Agreement, dated as of January 14, 1993, between the Company and the selling security holders under Registration
              Statement No. 33-571261 (incorporated by reference to Exhibit
              10.44 to the Company's Registration Statement No. 33-571261 on
              Form S-2, originally filed with the SEC on January 15, 1993, File
              No. 0-19743).

   5.1        Opinion of Gibson, Dunn & Crutcher LLP, counsel to the
              Registrant, as to the validity of the securities being registered.

   10.1       Credit Agreement, dated as of December 31, 1991, between the
              Company and NACO (incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K for the year ended June
              30, 1992, File No. 0-19743).

   10.2 First Amendment to Credit Agreement, dated as of May 20, 1993, between the Company and NACO (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-19743).

   10.3       Second Amendment to Credit Agreement, dated as of November 10,
              1994, between the Company and NACO (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.4 Fourth Amendment to Credit Agreement, dated as of June 10, 1998, between the Company and NACO (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File No. 0-19743).

   10.5       Amended and Restated Promissory Note, dated as of November 10,
              1994, pursuant to which the Company provides a $40,000,000 revolving credit facility to NACO (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

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   10.6       Amended and Restated Promissory Note, dated as of November 10,
              1994, pursuant to which the Company provided a $10,765,000 term loan to NACO (incorporated by reference to Exhibit 10.5 to the
              Company's Annual Report on Form 10-K for the year ended June 30,
              1995, File No. 0-19743).

   10.7 Guaranty, dated as of December 31, 1991, pursuant to which the subsidiaries of NACO guaranteed certain amounts that NACO owes the Company (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No.
              0-19743).

   10.8 Release From Guaranty, dated as of May 31, 1993, among certain subsidiaries of the Company, the Company, and Shawmut Bank
              Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.56 to the Company's Registration
              Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

   10.9 Release under Credit Agreement and Security Agreement, dated as of May 31, 1993, among certain subsidiaries of the Company, the Company, and Shawmut Bank Connecticut, National Association, as
              Trustee (incorporated by reference to Exhibit 10.57 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No.
              0-19743).

   10.10 Security Agreement, dated as of December 31, 1991, pursuant to which NACO granted to the Company a security interest in substantially all of its personal and real property including the pledge of NACO's stock in its subsidiaries as required by the credit agreement between the Company and NACO (incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1992, File No. 0-19743).

   10.11      First Supplement and Amendment to Security Agreement, dated as of
              May 20, 1993, among NACO and certain of its subsidiaries, RPI, the Company, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.53 to the Company's Registration Statement No. 33-57l261 on Form S-2, originally filed with the SEC on January 15, 1993, File No.
              0-19743).

   10.12 Form of Mortgage from NACO and its subsidiaries to the Company pursuant to the credit agreement between the Company and NACO
              (incorporated by reference to Exhibit 10.32 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1992, File
              No. 0-19743, and schedule of documents substantially identical to the Form of Mortgage (incorporated by reference to Exhibit 10.55 to the Company's Registration Statement No. 33-571261 on Form
              S-2, originally filed with the SEC on January 15, 1993, File No.
              0-19743).

   10.13 Form of First Amendment to Mortgage from NACO and its subsidiaries to the Company amending certain terms of a Mortgage that previously granted a beneficial security interest in certain property to the Company pursuant to the credit agreement between the Company and NACO, and schedule of documents substantially identical to the Form of First Amendment to Mortgage
              (incorporated by reference to Exhibit 10.13 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1995, File
              No. 0-19743).

   10.14      Indenture, dated as of July 17, 1996, among the Company, Fleet
              National Bank as Trustee, and certain other parties described therein, pertaining to the Company's Senior Subordinated
              Pay-In-Kind Notes Due 2003 (incorporated by reference to Exhibit
              4.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.15 First Supplemental Indenture, dated as of November 20, 1996, by and among the Registrant, each subsidiary of the Registrant named as a subsidiary guarantor therein and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the Form 8-B filed by the Registrant with the SEC on November 27, 1996).

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   10.16      Form of Senior Subordinated Pay-In-Kind Note Due 2003
              (incorporated by reference to Exhibit 4.37 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1996, File
              No. 0-19743).

   10.17 Loan and Security Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1996, File No. 0-19743).

   10.18      First Amendment to Loan and Security Agreement, dated as of May
              16, 1997, between the Company and Foothill Capital Corporation
              (incorporated by reference to Exhibit 99.2 to the Company's
              Current Report on Form 8-K filed with the SEC on July 8, 1997,
              File No. 0-19743).

   10.19      Second Amendment to Loan and Security Agreement dated as of
              December 23, 1997, between the Company and Foothill (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, File No.
              0-19743).

   10.20      Third Amendment to Loan and Security Agreement dated as of
              January 5, 1998, between the Company and Foothill Capital
              Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              March 31, 1998, File No. 0-19743).

   10.21      Fourth Amendment to Loan and Security Agreement, dated as of June
              10, 1998, between the Company and Foothill (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1998, File No. 0-19743).

   10.22      Fifth Amendment to Loan and Security Agreement, dated as of
              September 15, 1998, between the Company and Foothill Capital
              Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1998, File No. 0-19743).

   10.23      Sixth Amendment to Loan and Security Agreement, dated as of
              October 21, 1998, between the Company and Foothill Capital
              Corporation (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1998, File No. 0-19743).

   10.24 Secured Promissory Note (Account Note), dated July 10, 1996, between the Company and Foothill Capital Corporation
              (incorporated by reference to Exhibit 10.20 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1996, File
              No. 0-19743).

   10.25 Secured Promissory Note (Term Note), dated July 10, 1996, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1996, File No. 0-19743).

   10.26 Form of Pledge and Security Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation, and schedule of documents substantially identical to the form of Pledge and Security Agreement (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.27 Consent and First Amendment to Pledge and Security Agreement, dated as of October 31, 1997, between certain subsidiaries of the Company and Foothill Capital Corporation (incorporated by reference to exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No.
              0-19743).

   10.28 Form of Mortgage, dated as of July 10, 1996, to grant liens to Foothill Capital Corporation to secure the Company's obligations under the Loan Agreement with Foothill, and schedule of documents substantially identical to the form of Mortgage (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1996, File No. 0-19743).

   10.29      Form of Assignment of Indebtedness and Mortgage, dated as of July
              10, 1996, transferring the liens securing certain indebtedness that NACO owes to the Company to Foothill Capital Corporation under the Loan Agreement with Foothill, and schedule of documents substantially identical to the form of Assignment of Indebtedness and Mortgage (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended June 30,
              1996, File No. 0-19743).

   10.30 Form of Subordination Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation, subordinating the security interests under the credit agreement between the Company and NACO to the security interests under the Credit Agreement with Foothill, and schedule of documents substantially identical to the form of Subordination Agreement
              (incorporated by ,reference to Exhibit 10.25 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1996, File
              No. 0-19743).

   10.31 The Company's 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.40 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1992, File No. 0-19743).

   10.32      Amendment No. 1 to the Company's 1991 Employee Stock Incentive
              Plan (incorporated by reference to Exhibit 10.8 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended September 30,
              1996, File No. 0-19743).

   10.33      The Company's 1993 Stock Option and Restricted Stock Purchase
              Plan (incorporated by reference to Exhibit 10.22 to the Company's
              Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

   10.34      Amendment No. 1 to the Company's 1993 Stock Option and Restricted
              Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1996, File No. 0-19743).

   10.35 The Company's 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.23 to the Company's Registration
              Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

   10.36      Amendment No. 1 to the Company's 1993 Director Stock Option Plan
              (incorporated by reference to Exhibit 10.10 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended September 30,
              1996. File No. 0-19743).

   10.37      Stock Option Agreement, dated as of August 1, 1996, between the
              Company and William J. Shaw (incorporated by reference to Exhibit
              10.26 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

   10.38 Assumption of Obligations, dated as of November 20, 1996, by the Company assuming the obligations of USTrails under the USTrails
              Inc. 1991 Employee Stock Incentive Plan, as amended; the USTrails
              Inc. 1993 Stock Option and Restricted Stock Purchase Plan, as amended; the USTrails Inc. 1993 Director Stock Option Plan, as amended; Warrant Certificates originally issued on December 31, 1991, June 12, 1992, and March 2, 1994 to May 16, 1995; and the
              Stock Option Agreement, dated as of August 1, 1996, between
              USTrails and William J. Shaw (incorporated by reference to
              Exhibit 10.27 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

   10.39      Employment Agreement, dated as of May 11, 1995, between the
              Company and William J. Shaw, and related Standby Letter of
              Credit, dated September 22, 1995, issued by The Bank of
              California, N.A.,

              for the benefit of Mr. Shaw, and Letter, dated September 20, 1995, from The Wyatt Company, regarding Mr. Shaw's Employment
              Agreement (incorporated by reference to Exhibit 10.25 to the Company's Annual Report on Form 10-K for the year ended June 30,
              1995, File No. 0-19743).

   10.40 Letter dated June 29, 1996, from William J. Shaw to the Company, regarding Mr. Shaw's election to receive the Enterprise Bonus payable under his Employment Agreement, and Letter, dated July 8, 1996, from Deloitte & Touche LLP, regarding the computation of the amount of the Enterprise Bonus payable to Mr. Shaw under his Employment Agreement (incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the year ended
              June 30, 1996, File No. 0-19743).

   10.41      Amended and Restated Employment Agreement, dated as of September
              10, 1992, among NACO, Trails, RPI, and William F. Dawson
              (incorporated by reference to Exhibit 10.49 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1993, File
              No. 0-19743), and Letter, dated December 1, 1995, from RPL to
              William F. Dawson, regarding certain compensation arrangements
              (incorporated by reference to Exhibit 10.4 to the Company's
              Quarterly on From 10-Q for the quarter ended December 31, 1995,
              File No. 0-19743).

   10.42      Amended and Restated Employment Agreement, dated as of December
              2, 1992, among the Company, NACO, Trails, and Walter B. Jaccard
              (incorporated by reference to Exhibit 10.1 to the Company's
              Quarterly Report on Form l0-Q for the quarter ended December 31, 1992, File No. 0-19743), and amendment dated November 15, 1994
              (incorporated by reference to Exhibit 10.30 to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1995, File
              No. 0-19743), and amendment dated December 7, 1995 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, File No.
              0-19743).

   10.43      Employment Agreement, dated as of August 31, 1995, between the
              Company and R. Gerald Gelinas (incorporated by reference to
              Exhibit 10.32 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.44 Indemnification Agreement, dated as of February 18, 1992, between the Company and Andrew Boas (incorporated by reference to Exhibit
              10.23 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743), and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

   10.45      Indemnification Agreement, dated as of September 1, 1995, between
              Trails and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.46      Indemnification Agreement, dated as of September 1, 1995, between
              NACO and William J. Shaw, and schedule of substantially identical
              Indemnification Agreements (incorporated by reference to Exhibit
              10.37 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.47      Indemnification Agreement, dated as of May 8, 1991, between the
              Company and Donald W. Hair, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.38 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

   10.48 Indemnification Agreement, dated as of November 20, 1996, between the Company and William J. Shaw and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.39 to the Company's Registration Statement No.
              333-19357 on Form S-1, originally filed with the SEC on January
              7, 1997, File No. 0-19743).

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   10.49      Lease, dated February 24, 1994, as amended, between Carter-Crowley
              Properties, Inc. as lessor, and the Company as lessee, relating to the Company's offices in Dallas, Texas (incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form 10-K for
              the year ended June 30, 1994, File No. 0-19743).

   10.50      Lease, dated October 7, 1987, as amended, between Hardy Court
              Shopping Center, Inc. as lessor, and NACO as lessee, relating to NACO's offices in Gautier, Mississippi (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

   10.51      Grantor Trust Agreement, dated as of September 30, 1991, between
              Union Bank of California, N.A. (formerly known as The Bank of
              California, N.A., and referred to herein as "Union Bank"), and Trails (incorporated by reference from Trails' Annual Report on
              Form 10-K for the year ended June 30, 1992, File No. 0-9246).

   10.52      Supplement No. 1 to Grantor Trust Agreement, dated as of July 16,
              1996, by USTrails in favor of Union Bank of California, N.A.
              (formerly known as The Bank of California, N.A.) supplementing the Old Trails Trust Agreement (incorporated by reference to
              Exhibit 10.44 to the Registrant's Registration Statement on Form
              S-1, Registration No. 333-19357, originally filed with the SEC on January 7, 1997).

   10.53      Supplement No 2. to Grantor Trust Agreement, dated as of November
              20, 1996, by the Company in favor of Union Bank (incorporated by reference to Exhibit 10.44 to the Company's Registration
              Statement No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997, File No. 0-19743).

   10.54      Grantor Trust Agreement, dated as of September 30, 1991, between
              The Bank of California, N.A. and NACO (incorporated by reference to Exhibit 10.43 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

   10.55      Supplement to Grantor Trust Agreement, dated as of January 22,
              1998, between NACO and a majority of the persons presently named as beneficiaries under the Grantor Trust Agreement, dated as of September 30, 1991, between NACO and Union Bank of California,
              N.A., as Trustee (incorporated by reference to exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              March 31, 1998, File No. 0-19743).

   10.56 Grantor Trust Agreement, dated May 8, 1991, between the Company and Texas Commerce Bank, N.A. ("Texas Bank") (incorporated by reference to Exhibit 10.41 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1992, File No. 0-19743).

   10.57 Supplement and Succession Agreement to Grantor Trust Agreement, dated as of October 13, 1992, among Union Bank, Texas Bank, the
              Company, and certain beneficiaries under the Grantor Trust
              Agreement (incorporated by reference to Exhibit 10.51 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No.
              0-19743).

   10.58      Supplement to Grantor Trust Agreement, dated as of November 20,
              1996, by the Company in favor of Union Bank (incorporated by reference to Exhibit 10.43 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

   10.59      Supplement No. 2 to Grantor Trust Agreement, dated as of January
              22, 1998, between the Company and a majority of the persons presently named as beneficiaries under the Grantor Trust
              Agreement, dated as of May 8, 1991, as supplemented, between the Company and Union Bank of California, N.A., as Trustee
              (incorporated by reference to Exhibit 10.3 to the Company's
              Quarterly Report on Form l0-Q for the quarter ended March 31, 1998, File No. 0-19743).

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   10.60      Trust Agreement, dated as of July 22, 1992, establishing the
              Company's Flexible Benefits Plan Trust Fund (incorporated by reference to Exhibit 10.45 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1992, File No. 0-19743).

   10.61      Thousand Trails, Inc. Employee Savings Trust, dated as of July 1,
              1994, between the Company and its subsidiaries and The Bank of California, N.A., as trustee (incorporated by reference to Exhibit 10.42 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No.
              0-19743).

   10.62      Agreement for the Thousand Trails, Inc. Non-Qualified Deferred
              Compensation Plan, effective April 23, 1998 (incorporated by reference to Exhibit 10.56 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1998, File No. 0-19743).

   10.63 Tax Allocation Agreement, dated as of September 10, 1992, between the Company and RPI (incorporated by reference to Exhibit 99.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1993, File No. 0-19743).

   10.64      Tax Allocation Agreement, dated as of July 1, 1991, between the
              Company and NACO (incorporated by reference to Exhibit 10.44 to the Company's Annual Report on Form 10-K for the year ended June
              30, 1994, File No. 0-19743).

   10.65 Tax Allocation Agreement, dated as of October 29, 1993, between the Company and Wilderness Management (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

   10.66      Exchange Agent Agreement, dated as of March 29, 1994, among the
              Company, Trails, and American Stock Transfer & Trust Company
              (incorporated by reference to Exhibit 99.1 to the Company's
              Current Report on Form 8-K filed with the SEC on April 11, 1994,
              File No. 0-19743).

   10.67 Sample form of current Membership Contract (incorporated by reference to Exhibit 10.61 to the Company's Annual Report on Form
              10-K for the year ended June 30, 1998, File No. 0-19743).

   11.1 Statement re: Computation of Per Share Earnings (incorporated by reference to Exhibit 11.1 to the Company's Annual Report on Form
              10-K filed with the SEC for the year ended June 30, 1998, File No.
              0-19743).

   13.1**     The Company's Annual Report on Form 10-K for the year ended June
              30, 1998.

   13.2**     The Company's Annual Report on Form 10-K/A for the year ended June
              30, 1998.

   13.3**     The Company's Proxy Statement for the 1998 Annual Meeting of the
              Company filed on October 27, 1998.

   13.4*      The Company's Quarterly Report on Form 10-Q for the quarter ended
              December 31, 1998.

   21.1 Subsidiaries of the Registrant (incorporated by reference to Exhibit 11.1 to the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 1998, File No. 0-19743).

   23.1       Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

   23.2*      Consent of Arthur Andersen LLP.

   24.1       Power of Attorney (see signature page of this Registration
              Statement, as filed on March 3, 1997).

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   99.1       Form of Compliance Agreement between the Registrant and Selling
              Security Holders.

   99.2       Supplement to Compliance Agreement between the Registrant and
              Selling Security Holders.

   99.3       Additional Supplement to Compliance Agreement between the
              Registrant and Selling Security Holders.

--------------


*  Filed herewith.
** Previously filed.